Exhibit 99.1

PHILIP MORRIS INTERNATIONAL INC.

AND SUBSIDIARIES

Consolidated Financial Statements as of

December 31, 2008 and 2007 and for Each of the

Three Years in the Period Ended December 31, 2008

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS, at December 31,

(in millions of dollars, except share and per share data)

	2008	2007
ASSETS

Cash and cash equivalents	$ 1,531	$ 1,501
Receivables (less allowances of $14 in 2008 and $15 in 2007)	2,848	3,099

Inventories:
Leaf tobacco	3,924	4,018
Other raw materials	1,137	1,205
Finished product	4,603	4,148

	9,664	9,371

Deferred income taxes	322	302
Due from Altria Group, Inc. and affiliates		257
Other current assets	574	256

Total current assets	14,939	14,786

Property, plant and equipment, at cost:
Land and land improvements	547	590
Buildings and building equipment	3,351	3,345
Machinery and equipment	7,170	6,952
Construction in progress	632	798

	11,700	11,685
Less accumulated depreciation	5,352	5,250

	6,348	6,435

Goodwill	8,015	7,925
Other intangible assets, net	3,084	1,906
Other assets	586	725

TOTAL ASSETS	$32,972	$31,777

LIABILITIES

Short-term borrowings	$ 375	$ 400
Current portion of long-term debt	209	91
Accounts payable	1,013	819
Accrued liabilities:
Marketing	457	453
Taxes, except income taxes	4,502	4,504
Employment costs	665	562
Dividends payable to public shareholders	1,090
Other	1,167	610

Income taxes	488	478
Deferred income taxes	178	174

Total current liabilities	10,144	8,091

Long-term debt	11,377	5,578
Deferred income taxes	1,401	1,240
Employment costs	1,682	566
Other liabilities	868	707

Total liabilities	25,472	16,182

Contingencies (Note 18)

STOCKHOLDERS’ EQUITY

Common stock, no par value (2,109,316,331 and 2,108,901,789 shares issued in 2008 and 2007, respectively)
Additional paid-in capital	1,581	1,265
Earnings reinvested in the business	13,354	12,642
Accumulated other comprehensive (losses) earnings	(2,281)	1,688

	12,654	15,595

Less: treasury stock, at cost (102,053,271 shares in 2008)	5,154

Total stockholders’ equity	7,500	15,595

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$32,972	$31,777

See notes to consolidated financial statements.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

for the years ended December 31,

(in millions of dollars, except per share data)

	2008	2007	2006
Net revenues	$63,640	$55,243	$48,302

Cost of sales	9,328	8,711	8,146

Excise taxes on products	37,935	32,433	27,533

Gross profit	16,377	14,099	12,623

Marketing, administration and research costs	6,001	5,021	4,551

Italian antitrust charge			61

Asset impairment and exit costs	84	208	126

Gains on sales of businesses		(52)	(488)

Amortization of intangibles	44	28	23

Operating income	10,248	8,894	8,350

Interest expense, net	311	10	142

Earnings before income taxes and minority interest	9,937	8,884	8,208

Provision for income taxes	2,787	2,570	1,825

Earnings before minority interest	7,150	6,314	6,383

Minority interest in earnings, net of income taxes	260	276	253

Net earnings	$6,890	$6,038	$6,130

Per share data (Note 9):

Basic earnings per share	$3.33	$2.86	$2.91

Diluted earnings per share	$3.32	$2.86	$2.91

See notes to consolidated financial statements.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2008, 2007 and 2006

(in millions of dollars, except per share data)

				Accumulated Other Comprehensive Earnings (Losses)
	Common Stock	Additional Paid-in Capital	Earnings Reinvested in the Business	Currency Translation Adjustments	Other	Total	Treasury Stock	Total Stockholders’ Equity
Balances, December 31, 2005	$-	$1,265	$9,160	$55	$(173)	$(118)	$-	$10,307
Impact of closing date change for certain PMI subsidiaries (Note 1)			198					198

Balances, January 1, 2006	-	1,265	9,358	55	(173)	(118)	-	10,505
Comprehensive earnings:
Net earnings			6,130					6,130
Other comprehensive earnings (losses), net of income taxes:
Currency translation adjustments				934		934		934
Additional minimum pension liability, net of income taxes of $61					192	192		192
Change in fair value of derivatives accounted for as hedges, net of income taxes of $3					(8)	(8)		(8)
Change in fair value of debt and equity securities, net of income taxes of $1					(11)	(11)		(11)

Total other comprehensive earnings								1,107

Total comprehensive earnings								7,237

Initial adoption of FASB Statement No. 158, net of income taxes (Note 12)					(513)	(513)		(513)
Dividends declared to Altria Group, Inc. ($1.32 per share)			(2,780)					(2,780)

Balances, December 31, 2006	-	1,265	12,708	989	(513)	476	-	14,449
Comprehensive earnings:
Net earnings			6,038					6,038
Other comprehensive earnings (losses), net of income taxes:
Currency translation adjustments				809		809		809
Change in net loss and prior service cost, net of income taxes of $75					413	413		413
Change in fair value of derivatives accounted for as hedges, net of income taxes of $1					(10)	(10)		(10)

Total other comprehensive earnings								1,212

Total comprehensive earnings								7,250

Adoption of FIN 48			471					471
Dividends declared to Altria Group, Inc. ($3.12 per share)			(6,575)					(6,575)

Balances, December 31, 2007	-	1,265	12,642	1,798	(110)	1,688	-	15,595
Comprehensive earnings:
Net earnings			6,890					6,890
Other comprehensive earnings (losses), net of income taxes:
Currency translation adjustments				(2,566)		(2,566)		(2,566)
Change in net loss and prior service cost, net of income taxes of $257					(1,344)	(1,344)		(1,344)
Change in fair value of derivatives accounted for as hedges, net of income taxes of $6					(58)	(58)		(58)
Change in fair value of debt and equity securities					(1)	(1)		(1)

Total other comprehensive earnings								(3,969)

Total comprehensive earnings								2,921

Exercise of stock options and issuance of other stock awards (1)		395					245	640
FASB 158 measurement date change for non-U.S. plans, net of income taxes			(9)					(9)
Dividend declared to Altria Group, Inc. ($1.43 per share)			(3,019)					(3,019)
Dividends declared to public shareholders ($1.54 per share)			(3,150)					(3,150)
Common stock repurchased							(5,399)	(5,399)
Other		(79)						(79)

Balances, December 31, 2008	$-	$1,581	$13,354	$(768)	$(1,513)	$(2,281)	$(5,154)	$7,500

(1)	Includes an increase to additional paid-in capital for the reimbursement to PMI caused by modifications to Altria Group, Inc. stock awards. See Note 1.

See notes to consolidated financial statements.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

for the Years ended December 31,

(in millions of dollars)

	2008	2007	2006
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES

Net earnings	$6,890	$6,038	$6,130

Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	842	748	658
Deferred income tax provision (benefit)	5	(22)	223
Minority interest in earnings, net	260	276	253
Equity loss from RBH legal settlement	124
Italian antitrust charge			61
Gains on sales of businesses		(52)	(488)
Asset impairment and exit costs, net of cash paid	(15)	77	82
Cash effects of changes, net of the effects from acquired and divested companies:
Receivables, net	(25)	(828)	45
Inventories	(914)	(1,277)	(1,103)
Accounts payable	(90)	47	(91)
Income taxes	39	219	(1)
Accrued liabilities and other current assets	857	239	491
Pension plan contributions	(262)	(95)	(135)
Changes in amounts due from Altria Group, Inc. and affiliates	37	(27)	30
Other	187	207	135

Net cash provided by operating activities	7,935	5,550	6,290

CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES

Capital expenditures	(1,099)	(1,072)	(886)
Proceeds from sales of businesses		87	520
Purchase of businesses, net of acquired cash	(1,663)	(1,519)	(4)
Other	(399)	(82)	(69)

Net cash used in investing activities	(3,161)	(2,586)	(439)

See notes to consolidated financial statements.

Continued

	2008	2007	2006
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES

Net (repayment) issuance of short-term borrowings	$(449)	$2,162	$(317)
Long-term debt proceeds	11,892	4,160
Long-term debt repaid	(5,736)	(3,381)	(2,194)
Repurchases of common stock	(5,256)
Issuance of common stock	118
Changes in amounts due from Altria Group, Inc. and affiliates	664	370	104
Dividends paid to Altria Group, Inc.	(3,019)	(6,560)	(2,780)
Dividends paid to public shareholders	(2,060)
Other	(332)	(345)	(255)

Net cash used in financing activities	(4,178)	(3,594)	(5,442)

Effect of exchange rate changes on cash and cash equivalents	(566)	346	87

Cash and cash equivalents:

Increase (Decrease)	30	(284)	496
Balance at beginning of year	1,501	1,785	1,289

Balance at end of year	$1,531	$1,501	$1,785

Cash paid: Interest	$499	$301	$371

Income taxes	$2,998	$2,215	$1,537

See notes to consolidated financial statements.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Background and Basis of Presentation:

Background

Philip Morris International Inc. is a holding company incorporated in Virginia, U.S.A., whose subsidiaries and affiliates and their licensees are engaged in the manufacture and sale of cigarettes and other tobacco products in markets outside of the United States of America. Throughout these financial statements, the term “PMI” refers to Philip Morris International Inc. and its subsidiaries.

Prior to March 28, 2008, PMI was a wholly-owned subsidiary of Altria Group, Inc. (“Altria”). On March 28, 2008, Altria distributed all of its interest in PMI to Altria’s stockholders in a tax-free transaction pursuant to Section 355 of the U.S. Internal Revenue Code.

As further discussed in Note 5. Acquisitions, in 2008, PMI purchased Rothmans Inc., which is located in Canada. As a result, PMI changed the name of the Latin America segment to the Latin America & Canada segment.

Separation from Altria Group, Inc.

On January 30, 2008, the Altria Board of Directors announced Altria’s plans to spin off all of its interest in PMI to Altria’s stockholders in a tax-free transaction pursuant to Section 355 of the U.S. Internal Revenue Code (the “Spin-off”). The distribution of all of the PMI shares owned by Altria was made on March 28, 2008 (the “Distribution Date”) to stockholders of record as of the close of business on March 19, 2008 (the “Record Date”). Altria distributed one share of PMI common stock for each share of Altria common stock outstanding as of the Record Date.

Holders of Altria stock options were treated similarly to public stockholders and, accordingly, had their stock awards split into two instruments. Holders of Altria stock options received the following stock options, which, immediately after the Spin-off, had an aggregate intrinsic value equal to the intrinsic value of the pre-spin Altria options:

•	a new PMI option to acquire the same number of shares of PMI common stock as the number of Altria options held by such person on the Distribution Date; and

•	an adjusted Altria option for the same number of shares of Altria common stock with a reduced exercise price.

As stipulated by the Employee Matters Agreement between PMI and Altria, the exercise price of each option was developed to reflect the relative market values of PMI and Altria shares by allocating the price of Altria common stock before the distribution ($73.83) to PMI shares ($51.44) and Altria shares ($22.39), and then multiplying each of these allocated values by the Option Conversion Ratio. The Option Conversion Ratio is equal to the exercise price of the Altria option, prior to any adjustment for the distribution, divided by $73.83. As a result, the new PMI option and the adjusted Altria option have an aggregate intrinsic value equal to the intrinsic value of the pre-split Altria option.

Holders of Altria restricted stock or deferred stock awarded prior to January 30, 2008, retained their existing awards and received the same number of shares of restricted or deferred stock of PMI. The restricted stock and deferred stock will not vest until the completion of the original restriction period (typically, three years from the date of the original grant). Recipients of Altria deferred stock awarded on January 30, 2008, who were employed by Altria after the Distribution Date, received additional shares of deferred stock of Altria to preserve the intrinsic value of the award. Recipients of Altria deferred stock awarded on January 30, 2008, who were employed by PMI after the Distribution Date, received substitute shares of PMI deferred stock to preserve the intrinsic value of the award.

To the extent that employees of Altria and its remaining subsidiaries received PMI stock options, Altria reimbursed PMI in cash for the Black-Scholes fair value of the stock options received. To the extent that employees of PMI or its subsidiaries held Altria stock options, PMI reimbursed Altria in cash for the Black-Scholes fair value of the stock options. To the extent that employees of Altria and its remaining subsidiaries received PMI deferred stock, Altria paid PMI the fair value of the PMI deferred stock less the value of projected forfeitures. To the extent that employees of PMI or its subsidiaries held Altria restricted stock or deferred stock, PMI reimbursed Altria in cash for the fair value of the restricted or deferred stock less the value of projected forfeitures and any amounts previously charged to PMI for the restricted or deferred stock. Based upon the number of Altria stock awards outstanding at the Distribution Date, the net amount of these reimbursements resulted in a payment of $449 million from Altria to PMI ($427 million of which was paid in March 2008, with the remainder paid in April 2008). This reimbursement from Altria is reflected as an increase to the additional paid-in capital of PMI on the December 31, 2008 consolidated balance sheet.

Prior to the Spin-off, PMI was included in the Altria consolidated federal income tax return, and federal income tax contingencies were recorded as liabilities on the balance sheet of Altria. In April 2008, Altria reimbursed PMI in cash for these liabilities, which were $97 million.

Prior to the Spin-off, certain employees of PMI participated in the U.S. benefit plans offered by Altria. After the Distribution Date, the benefits previously provided by Altria are now provided by PMI. As a result, new plans have been established by PMI, and the related plan assets (to the extent that the benefit plans were previously funded) and liabilities have been transferred to the new plans. The transfer of these benefits resulted in PMI recording additional liabilities of $103 million in its consolidated balance sheet, partially offset by the related deferred tax assets ($22 million) and an adjustment to stockholders’ equity ($26 million). In April 2008, Altria paid PMI $112 million in cash based on an estimate of the value of these benefits net of the related tax benefit. In December 2008, PMI paid Altria $57 million in cash upon receipt of final actuarial valuations related to the qualified pension plan.

A subsidiary of Altria provided PMI with certain corporate services at cost plus a management fee. After the Distribution Date, PMI undertook these activities, and services provided to PMI ceased in 2008. All intercompany accounts with Altria were settled in cash. As shown in the table below, the settlement of the intercompany accounts (including the amounts discussed above related to stock awards, tax contingencies and benefit plan liabilities) resulted in a net payment from Altria to PMI of $275 million.

Modifications to Altria Group, Inc. stock awards	$449
Transfer of federal income tax contingencies	97
Transfer of employee benefit plan liabilities	55
Settlement of intercompany account (primarily taxes)	(326)

Net amount received from Altria Group, Inc. and affiliates	$275

For additional information regarding PMI’s transactions with Altria Group, Inc. and its affiliates after the Spin-off, see Note 3. Transactions with Altria Group, Inc.

As part of the Spin-off, PMI paid $4.0 billion in special dividends in addition to its normal dividends to Altria. PMI paid $3.1 billion of these special dividends in 2007 and the remaining $900 million in the first quarter of 2008.

Basis of presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the dates of the financial statements and the reported amounts of net revenues and expenses during the reporting periods. Significant estimates and assumptions include, among other things, pension and benefit plan assumptions, useful lives and valuation assumptions of goodwill and other intangible assets, marketing programs and income taxes. Actual results could differ from those estimates.

The consolidated financial statements include PMI, as well as its wholly-owned and majority-owned subsidiaries. Investments in which PMI exercises significant influence (20%-50% ownership interest), are accounted for under the equity method of accounting. Investments in which PMI has an ownership interest of less than 20%, or does not exercise significant influence, are accounted for with the cost method of accounting. All intercompany transactions and balances have been eliminated. Transactions between PMI and Altria are included in these consolidated financial statements.

Prior to 2008, certain subsidiaries of PMI reported their results up to ten days before the end of December, rather than on December 31. During 2008, these subsidiaries moved to a December 31, 2008 closing date. As a result, certain prior years’ amounts have been revised to reflect this change, which resulted in an adjustment to retained earnings of $198 million on January 1, 2006. The effect of this change was not material to PMI’s consolidated financial position, results of operations or operating cash flows in any of the periods presented.

Note 2. Summary of Significant Accounting Policies:

Cash and cash equivalents

Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less.

Depreciation, amortization and goodwill valuation

Property, plant and equipment are stated at historical cost and depreciated by the straight-line method over the estimated useful lives of the assets. Machinery and equipment are depreciated over periods ranging from 3 to 15 years, and buildings and building improvements over periods up to 40 years. Depreciation expense for 2008, 2007 and 2006 was $798 million, $720 million and $635 million, respectively.

Definite life intangible assets are amortized over their estimated useful lives. PMI is required to conduct an annual review of goodwill and intangible assets for potential impairment. Goodwill impairment testing requires a comparison between the carrying value and fair value of each reporting unit. If the carrying value exceeds the fair value, the goodwill is considered impaired. The amount of impairment loss is measured as the difference between the carrying value and implied fair value of goodwill, which is determined using discounted cash flows. Impairment testing for non-amortizable intangible assets requires a comparison between the fair value and carrying value of the intangible asset. If the carrying value exceeds fair value, the intangible asset is considered impaired and is reduced to fair value. In 2008, 2007 and 2006, PMI did not have to record a charge to earnings for an impairment of goodwill or intangible assets as a result of its annual reviews.

Goodwill and other intangible assets, net, by segment were as follows:

	Goodwill		Other Intangible Assets, net
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
	(in millions)
European Union	$1,456	$1,510	$469	$69
Eastern Europe, Middle East and Africa	648	714	200	205
Asia	3,387	4,033	1,188	1,457
Latin America & Canada	2,524	1,668	1,227	175

Total	$8,015	$7,925	$3,084	$1,906

Goodwill is due primarily to PMI’s acquisitions in Indonesia, Canada, Mexico, Greece, Serbia, Colombia and Pakistan. The movements in goodwill and the gross carrying amount of intangible assets are as follows:

	Goodwill	Gross Intangible Assets
	(in millions)
Balance at January 1, 2007	$6,197	$1,673
Changes due to:
Acquisitions	1,558	202
Currency	183	8
Other	(13)	103

Balance at December 31, 2007	7,925	1,986
Changes due to:
Acquisitions	1,314	1,298
Currency	(1,228)	(491)
Other	4	407

Balance at December 31, 2008	$8,015	$3,200

The increase in goodwill from acquisitions during 2008 was due primarily to the preliminary allocation of purchase price for PMI’s September 2008 acquisition in Canada, as well as the final allocation of purchase price for PMI’s 2007 acquisitions in Mexico and Pakistan. The increase in intangible assets from acquisitions during 2008 was due primarily to the final allocation of purchase price for PMI’s 2007 acquisition in Mexico ($875 million), as well as the preliminary purchase price allocation for PMI’s acquisition in Canada ($430 million). The preliminary purchase price allocation for Canada is based upon estimates and assumptions and is subject to revision when appraisals of fixed assets and brand names are finalized in 2009. The 2008 increase in other primarily relates to the purchase of the fine cut trademark Interval and certain other trademarks. For further details on these acquisitions, see Note 5. Acquisitions.

The increase in goodwill and intangible assets from acquisitions during 2007 was primarily related to the preliminary allocation of purchase price for PMI’s acquisitions in Mexico and Pakistan.

Additional details of intangible assets were as follows:

	December 31, 2008		December 31, 2007
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(in millions)
Non-amortizable intangible assets	$1,878		$1,339
Amortizable intangible assets	1,322	$116	647	$80

Total intangible assets	$3,200	$116	$1,986	$80

Non-amortizable intangible assets substantially consist of brand names from PMI’s acquisitions in Indonesia in 2005 and Mexico in 2007. Amortizable intangible assets consist primarily of certain trademarks and non-compete agreements associated with acquisitions. Pre-tax amortization expense for intangible assets during the years ended December 31, 2008, 2007 and 2006 was $44 million, $28 million and $23 million, respectively. Amortization expense for each of the next five years is estimated to be $70 million or less, assuming no additional transactions occur that require the amortization of intangible assets.

Foreign currency translation

PMI translates the results of operations of its subsidiaries and affiliates using average exchange rates during each period, whereas balance sheet accounts are translated using exchange rates at the end of each period. Currency translation adjustments are recorded as a component of stockholders’ equity. In addition, some of PMI’s subsidiaries have assets and liabilities denominated in currencies other than their functional currencies, and to the extent those are not designated as net investment hedges, these assets and liabilities generate transaction gains and losses when translated into their respective functional currencies. PMI reported its net transaction losses of $54 million for the year ended December 31, 2008 and its net transaction gains of $117 million and $62 million for the years ended December 31, 2007 and 2006, respectively, in marketing, administration and research costs on the consolidated statements of earnings.

Guarantees

PMI accounts for guarantees in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” Interpretation No. 45 requires the disclosure of certain guarantees and requires the recognition of a liability for the fair value of the obligation of qualifying guarantee activities. See Note 18. Contingencies for a further discussion of guarantees.

Hedging instruments

Derivative financial instruments are recorded at fair value on the consolidated balance sheets as either assets or liabilities. Changes in the fair value of derivatives are recorded each period either in accumulated other comprehensive earnings (losses) or in earnings, depending on whether a derivative is designated and effective as part of a hedge transaction and, if it is, the type of hedge transaction. Gains and losses on derivative instruments reported in accumulated other comprehensive earnings (losses) are reclassified to the consolidated statements of earnings in the periods in which operating results are affected by the hedged item. Cash flows from hedging instruments are classified in the same manner as the affected hedged item in the consolidated statements of cash flows.

Impairment of long-lived assets

PMI reviews long-lived assets, including amortizable intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. PMI performs undiscounted operating cash flow analyses to determine if an impairment exists. For purposes of recognition and measurement of an impairment for assets held for use, PMI groups assets and liabilities at the lowest level for which cash flows are separately identifiable. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

Income taxes

PMI accounts for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” Prior to the Distribution Date, the accounts of PMI were included in Altria’s consolidated United States federal income tax return, and federal income taxes were computed on a separate company basis. PMI made payments to, or was reimbursed by, Altria for the tax effects resulting from its inclusion in Altria’s consolidated United States federal income tax return. Beginning March 31, 2008, PMI is no longer a member of the Altria consolidated tax return group, and PMI will file its own federal consolidated income tax return.

Prior to the Distribution Date, federal tax contingencies relating to PMI were recorded as liabilities on the balance sheet of Altria. In April 2008, Altria reimbursed PMI in cash for these liabilities, which were $97 million.

Income tax provisions for jurisdictions outside the United States, as well as state and local income tax provisions, were determined on a separate company basis and the related assets and liabilities were recorded in PMI’s consolidated balance sheets. Significant judgment is required in determining income tax provisions and in evaluating tax positions.

On January 1, 2007, PMI adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”). The Interpretation prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. As a result of the January 1, 2007 adoption of FIN 48, PMI recognized a $472 million decrease in unrecognized tax benefits, which resulted in an increase to stockholders’ equity as of January 1, 2007 of $471 million and a reduction of federal deferred tax benefits of $1 million.

Inventories

Inventories are stated at the lower of cost or market. The first-in, first-out and average cost methods are used to cost substantially all inventories. It is a generally recognized industry practice to classify leaf tobacco inventory as a current asset although part of such inventory, because of the duration of the aging process, ordinarily would not be utilized within one year.

Marketing costs

PMI promotes its products with advertising, consumer incentives and trade promotions. Such programs include, but are not limited to, discounts, rebates, in-store display incentives and volume-based incentives. Advertising costs are expensed as incurred. Consumer incentive and trade promotion activities are recorded as a reduction of revenues based on amounts estimated as being due to customers and consumers at the end of a period, based principally on historical utilization. For interim reporting purposes, advertising and certain consumer incentive expenses are charged to earnings as a percentage of sales, based on estimated sales and related expenses for the full year.

Revenue recognition

PMI recognizes revenues, net of sales incentives and including shipping and handling charges billed to customers, either upon shipment or delivery of goods when title and risk of loss pass to customers. PMI includes excise taxes billed to customers in revenues. Shipping and handling costs are classified as part of cost of sales and were $639 million, $577 million and $504 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Software costs

PMI capitalizes certain computer software and software development costs incurred in connection with developing or obtaining computer software for internal use. Capitalized software costs are included in property, plant and equipment on PMI’s consolidated balance sheets and are amortized on a straight-line basis over the estimated useful lives of the software, which do not exceed five years.

Stock-based compensation

PMI uses the modified prospective method, which requires measurement of compensation cost for all stock-based awards at fair value on date of grant and recognition of compensation over the service periods for awards expected to vest. The fair value of restricted stock and deferred stock is determined based on the number of shares granted and the market value at date of grant. The fair value of stock options is determined using a modified Black-Scholes methodology.

Prior to the Distribution Date, all employee incentive awards were granted by Altria. In connection with the Distribution, employee stock awards were modified in the manner described in Note 1. Background and Basis of Presentation. See Note 8. Stock Plans for further discussion.

Excess tax benefits occur when the tax deduction claimed at vesting exceeds the tax benefit from the fair value of compensation expense accrued under SFAS No. 123(R). Excess tax benefits of $16 million were recognized in other comprehensive earnings for the year ended December 31, 2008 and were presented as financing cash flows.

New Accounting Standards

In December 2007, the FASB issued SFAS No. 141 (Revised 2007) “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) is effective for business combinations that close on or after January 1, 2009. SFAS 141(R) requires that assets acquired, liabilities assumed and any noncontrolling interest in the acquiree be measured at fair value as of the acquisition date. Additionally, costs incurred to effect the acquisition are to be recognized separately from the acquisition and expensed as incurred.

On March 19, 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”). SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities. SFAS 161 requires disclosures about how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items affect financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued for fiscal years beginning after November 15, 2008, at which time PMI will amend its disclosures accordingly.

In June 2008, the FASB issued FASB Staff Position No. EITF 03-6-1 “Determining Whether Instruments Granted in Share-Based Payment Transaction Are Participating Securities” (“FSP 03-6-1”). FSP 03-6-1 states that unvested share-based payment awards that contain nonforfeitable rights to dividends are participating securities and therefore shall be included in the earnings per share calculation pursuant to the two class method described in SFAS No. 128, “Earnings Per Share.” FSP 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and requires all prior-period earnings per share data to be adjusted retrospectively.

The adoption of these new standards will not have a material impact on PMI’s consolidated results of operations, financial position or cash flows.

Additionally, in December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”). SFAS 160 changes the reporting for minority interests by reporting these as noncontrolling interests within equity. Moreover, SFAS 160 requires that any transactions between an entity and a noncontrolling interest are to be accounted for as equity transactions. SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008. SFAS 160 is to be applied prospectively, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. As a result of applying SFAS 160 at January 1, 2009, noncontrolling interests of $404 million and $418 million for the years ended December 31, 2008 and 2007, respectively will be reclassified from other long-term liabilities to a component of stockholders’ equity.

Note 3. Transactions with Altria Group, Inc.:

Corporate services

Through March 28, 2008, Altria’s subsidiary, Altria Corporate Services, Inc. (“ALCS”), provided PMI with various services, including certain planning, legal, treasury, accounting, auditing, risk management, human resources, office of the secretary, corporate affairs, information technology and tax services. Billings for these services, which were based on the estimated cost to ALCS to provide such services and a management fee, were $13 million, $127 million and $158 million for the years ended December 31, 2008, 2007 and 2006, respectively. PMI believes that the billings were reasonable based on the level of support provided by ALCS and that they reflect all services provided. These costs were paid monthly to ALCS. The effects of these transactions were included in operating cash flows in PMI’s consolidated statements of cash flows.

On March 28, 2008, PMI entered into a Transition Services Agreement (the “Transition Services Agreement”) with ALCS pursuant to which ALCS provided select services to PMI for certain transition periods not to exceed twenty-four months to ensure continuity of activity following the Spin-off. The transition services included, among others, consulting services related to risk management, benefit administration and information technology as well as the transfer of transaction processing (accounts payable and expense reports) for certain Latin American markets.

On March 28, 2008, PMI entered into an Employee Matters Agreement (the “Employee Matters Agreement”) with Altria. The Employee Matters Agreement governs PMI’s and Altria’s respective obligations with respect to employees, compensation and benefit plans, treatment of holders of Altria stock options, restricted stock and deferred stock with respect to PMI, and cooperation between the companies in the sharing of employee information and maintenance of confidentiality.

On March 28, 2008, PMI entered into a Tax Sharing Agreement (the “Tax Sharing Agreement”) with Altria. The Tax Sharing Agreement generally governs PMI’s and Altria’s respective rights, responsibilities and obligations for pre-distribution periods and for potential taxes on the Spin-off. With respect to any potential tax resulting from the Spin-off, responsibility for the tax will be allocated to the party that acted (or failed to act) in a manner which resulted in the tax.

On March 28, 2008, PMI Global Services Inc. (“PMIGS”) purchased from ALCS, at a fair market value of $108 million, a subsidiary of ALCS, the principal assets of which are two Gulfstream airplanes. Given that the purchase was from an entity under common control, the planes were recorded at book value ($89 million) and a portion of the purchase price ($19 million) was treated as a dividend to Altria.

Operations

PMI had contracts with Philip Morris USA Inc. (“PM USA”), a U.S. tobacco subsidiary of Altria, for the purchase of U.S.-grown tobacco leaf, the contract manufacture of cigarettes for export from the United States and certain research and development activities. Billings for services were generally based upon PM USA’s cost to provide such services, plus a service fee. The cost of leaf purchases was the market price of the leaf plus a service fee. Fees paid have been included in operating cash flows on PMI’s consolidated statements of cash flows.

In 2008, PMI terminated its contract manufacturing arrangement with PM USA. PMI shifted all of its PM USA contract manufactured production, which approximated 57 billion cigarettes annually in 2007, to PMI facilities in Europe during the fourth quarter of 2008. During the first quarter of 2008, PMI recorded exit costs of $15 million related to the termination of its manufacturing contract with PM USA.

During 2008, 2007 and 2006, the goods and services purchased from PM USA were as follows:

	For the Years Ended December 31,
	2008	2007	2006
	(in millions)

Contract manufacturing, cigarette volume	24,692	57,293	78,659

Contract manufacturing expense	$431	$792	$1,171
Research and development, net of billings to PM USA	(2)	75	54

Total pre-tax expense	$429	$867	$1,225

Leaf purchases	$88	$458	$299

Contract manufacturing expense includes the cost of cigarettes manufactured for PMI, as well as the cost of PMI’s purchases of reconstituted tobacco and production materials. The expenses shown above also included total service fees of $20 million, $52 million and $60 million for the years ended December 31, 2008, 2007 and 2006. Service fees from PM USA are not expected to be incurred in the future.

Effective as of January 1, 2008, PMI entered into an Intellectual Property Agreement (the “Intellectual Property Agreement”) with PM USA. The Intellectual Property Agreement governs the ownership of intellectual property between PMI and PM USA. Ownership of the jointly funded intellectual property has been allocated as follows:

•	PMI owns all rights to the jointly funded intellectual property outside the United States, its territories and possessions; and

•	PM USA owns all rights to the jointly funded intellectual property in the United States, its territories and possessions.

Ownership of intellectual property related to patent applications and resulting patents based solely on the jointly funded intellectual property, regardless of when filed or issued, will be exclusive to PM USA in the United States, its territories and possessions and exclusive to PMI everywhere else in the world. Additionally, the Intellectual Property Agreement contains provisions concerning intellectual property that is independently developed by PMI and PM USA following the Spin-off.

Net amounts due from/to Altria Group, Inc. and affiliates related to ongoing operations were comprised of the following at December 31, 2008 and 2007:

	At December 31,
	2008	2007
	(in millions)

Net receivables from Altria Group, Inc. and affiliates	$69	$111
(Payable) prepaid expense for services from PM USA	(53)	146

Due from Altria Group, Inc. and affiliates	$16	$257

The $69 million due from Altria Group, Inc. and affiliates at December 31, 2008 is reflected in receivables on the consolidated balance sheet. The $53 million payable for services from PM USA is reflected in accounts payable on the consolidated balance sheet.

Leasing activities

A German subsidiary of PMI had several leveraged lease agreements related principally to transportation assets in Europe. These leveraged lease agreements were managed by Philip Morris Capital Corporation (“PMCC”), Altria’s financial services subsidiary. During December 2007, these lease agreements were sold and PMI recorded a pre-tax gain of $52 million ($14 million after taxes) in the 2007 consolidated statement of earnings. As a result of this transaction, PMI no longer has and does not plan to make any future lease investments.

Note 4. Asset Impairment and Exit Costs:

During 2008, 2007 and 2006, pre-tax asset impairment and exit costs consisted of the following:

	2008	2007	2006
	(in millions)
Separation programs:
European Union	$66	$137	$99
Eastern Europe, Middle East and Africa		12	2
Asia		28	19
Latin America & Canada	3	18	1

Total separation programs	69	195	121

Asset impairment:
European Union			5

Total asset impairment	-	-	5

Contract termination charges:
Eastern Europe, Middle East and Africa	1
Asia	14

Total contract termination charges	15	-	-

General corporate	-	13	-

Asset impairment and exit costs	$84	$208	$126

Manufacturing Optimization Program

As previously discussed in Note 3. Transactions with Altria Group, Inc., in 2008, PMI terminated its contract manufacturing arrangement with PM USA and shifted all of its PM USA contract manufactured production to PMI facilities in Europe during the fourth quarter of 2008. During the first quarter of 2008, PMI recorded exit costs of $15 million related to the termination of its manufacturing contract with PM USA.

Asset Impairment and Exit Costs

Since 2005, PMI has announced plans to streamline various administrative functions and operations. These plans resulted in the announced closure or partial closure of nine production facilities through December 31, 2008, the largest of which is the closure of a factory in Munich, Germany announced in 2006. As a result of these announcements and the Manufacturing Optimization Program discussed above, PMI recorded pre-tax charges of $84 million, $195 million and $126 million for the years ended December 31, 2008, 2007 and 2006, respectively. The pre-tax charges primarily related to severance costs. The 2006 pre-tax charges included $57 million of costs related to the Munich, Germany factory closure.

In 2007, general corporate pre-tax charges of $13 million were related to fees associated with the Spin-off, as discussed more fully in Note 1. Background and Basis of Presentation.

Cash payments related to exit costs at PMI were $99 million, $131 million and $44 million for the years ended December 31, 2008, 2007 and 2006, respectively. Future cash payments for exit costs incurred to date are expected to be approximately $115 million.

As of December 31, 2008, the streamlining of these various functions and operations resulted in the elimination of approximately 3,600 positions.

The movement in the exit cost liabilities for PMI was as follows (in millions):

Liability balance, January 1, 2007	$110
Charges	208
Cash spent	(131)
Currency/other	15

Liability balance, December 31, 2007	$202
Charges	84
Cash spent	(99)
Currency/other	(72)

Liability balance, December 31, 2008	$115

Note 5. Acquisitions:

Rothmans:

On July 31, 2008, PMI announced that it had entered into an agreement with Rothmans Inc. (“Rothmans”), which is located in Canada, to purchase, by way of a tender offer, all of the outstanding common shares of Rothmans for CAD $30 per share in cash, or CAD $2.0 billion ($1.9 billion based on exchange rates at the time of acquisition). Prior to this agreement, Rothmans’ sole holding was a 60% interest in Rothmans, Benson & Hedges Inc. (“RBH”). The remaining 40% interest in RBH was owned by PMI. In October 2008, PMI completed the acquisition of all the Rothmans shares. From January 2008 to September 2008, PMI recorded equity earnings on its equity interest in RBH. After the completion of the acquisition, Rothmans became a consolidated subsidiary of PMI and, as a result, PMI recorded all of Rothmans’ earnings during the fourth quarter of 2008. Rothmans contributed $50 million of incremental operating income and $22 million of incremental net earnings during the fourth quarter of 2008.

The preliminary allocation of purchase price to Rothmans assets and liabilities at December 31, 2008 was principally as follows (in billions):

Goodwill	$1.8
Acquired cash	0.3
Inventories	0.2
Definite-lived brand names	0.4
Fixed assets	0.1
Other assets	0.1

Total assets	2.9

Short-term debt	0.2
Accrued settlement costs	0.5
Other liabilities	0.3

Total liabilities	1.0

Cash paid for Rothmans	$1.9

Liabilities assumed in the acquisition consist principally of settlement accruals (as discussed in Note 16. RBH Legal Settlement), short-term debt and other liabilities. The amounts shown above represent the preliminary allocation of purchase price and are subject to revision when fixed asset and brand name appraisals have been finalized.

Mexico:

In November 2007, PMI acquired an additional 30% interest in its Mexican tobacco business from Grupo Carso, S.A.B. de C.V., (“Grupo Carso”), which increased PMI’s ownership interest to 80%, for $1.1 billion. After this transaction was completed, Grupo Carso retained a 20% interest in the business. A director of PMI has an affiliation with Grupo Carso. PMI also entered into an agreement with Grupo Carso which provides the basis for PMI to potentially acquire, or for Grupo Carso to potentially sell to PMI, Grupo Carso’s remaining 20% in the future. During 2008, the allocation of purchase price was completed.

Holdings in the Dominican Republic:

In November 2006, a subsidiary of PMI exchanged its 47.5% interest in E. León Jimenes, C. por. A. (“ELJ”), which included a 40% indirect interest in ELJ’s beer subsidiary, Cerveceria Nacional Dominicana, C. por. A., for 100% ownership of ELJ’s cigarette subsidiary, Industria de Tabaco León Jimenes, S.A. (“ITLJ”) and $427 million of cash, which was contributed to ITLJ prior to the transaction. As a result of the transaction, PMI now owns 100% of the cigarette business and no longer holds an interest in ELJ’s beer business. The exchange of PMI’s interest in ELJ’s beer subsidiary resulted in a pre-tax gain on the sale of $488 million.

Other:

In June 2008, PMI purchased the fine cut trademark Interval and certain other trademarks in the other tobacco products category from Imperial Tobacco Group PLC for $407 million. The cost of this purchase is reflected in other investing activities in the consolidated statement of cash flows for the year ended December 31, 2008.

During the first quarter of 2007, PMI acquired an additional 58.2% interest in a Pakistan cigarette manufacturer, Lakson Tobacco Company Limited (“Lakson Tobacco”), which increased PMI’s total ownership interest in Lakson Tobacco from 40% to approximately 98%, for $388 million.

In the fourth quarter of 2006, PMI purchased from British American Tobacco the Muratti and Ambassador trademarks in certain markets, as well as the rights to L&M and Chesterfield in Hong Kong, in exchange for the rights to Benson & Hedges in certain African markets and a payment of $115 million.

The effects of these other acquisitions, in the aggregate, were not material to PMI’s consolidated financial position, results of operations or operating cash flows in any of the periods presented.

Note 6. Indebtedness:

Short-Term Borrowings:

At December 31, 2008 and 2007, PMI’s short-term borrowings and related average interest rates consisted of the following:

	December 31, 2008		December 31, 2007
	Amount Outstanding	Average Year-End Rate	Amount Outstanding	Average Year-End Rate
	(in millions)
364-day term loan facility	$-	-%	$2,205	5.1%
Commercial paper	1,020	1.3	-	-
Bank loans	375	12.0	400	7.1
Amount reclassified as long-term debt	(1,020)		(2,205)

	$375		$400

Given the mix of subsidiaries and their respective local economic environments, the average interest rate for bank loans above can vary significantly from day to day and country to country.

The fair values of PMI’s short-term borrowings at December 31, 2008 and 2007, based upon current market interest rates, approximate the amounts disclosed above.

Long-Term Debt:

At December 31, 2008 and 2007, PMI’s long-term debt consisted of the following:

	2008	2007
	(in millions)
Short-term borrowings, reclassified as long-term debt	$1,020	$2,205
Notes, 4.875% to 6.875% (average interest rate 5.80%), due through 2038	7,193	1,360
Foreign currency obligations:
Euro notes payable (average interest rate 5.73%), due through 2015	2,484	1,698
Swiss Franc notes payable (average interest rate 4.00%), due 2012	473
Other (average interest rate 4.37%), due through 2014	416	406

	11,586	5,669
Less current portion of long-term debt	(209)	(91)

	$11,377	$5,578

Public debt offerings:

In May 2008, PMI issued $6.0 billion of senior unsecured notes under its shelf registration statement, with net proceeds from the sale of the securities of $5,950 million. The notes bear the following general terms:

•	$2.0 billion total principal due May 16, 2013 at a fixed, annual interest rate of 4.875%. Interest is payable semiannually beginning November 16, 2008.

•	$2.5 billion total principal due May 16, 2018 at a fixed, annual interest rate of 5.650%. Interest is payable semiannually beginning November 16, 2008.

•	$1.5 billion total principal due May 16, 2038 at a fixed, annual interest rate of 6.375%. Interest is payable semiannually beginning November 16, 2008.

In August 2008, PMI issued Euro 1.75 billion of senior unsecured notes under its shelf registration statement. The net proceeds were Euro 1.74 billion ($2,520 million) from this offering. The notes bear the following general terms:

•	Euro 1.0 billion total principal due September 6, 2011 at a fixed, annual interest rate of 5.625%. Interest is payable annually beginning September 6, 2009.

•	Euro 750 million total principal due September 4, 2015 at a fixed, annual interest rate of 5.875%. Interest is payable annually beginning September 4, 2009.

In November 2008, PMI issued $1.25 billion of senior unsecured notes under its shelf registration statement. The net proceeds from the sale of the securities were $1,240 million. The notes bear the following general terms:

•	$1.25 billion total principal due March 17, 2014 at a fixed, annual rate of 6.875%. Interest is payable semiannually beginning March 17, 2009.

Other debt:

In September 2008, PMI issued CHF 500 million (approximately $465 million) of 4.0% bonds, due in September 2012. The outstanding borrowings are included in other foreign currency obligations in the table above.

Other foreign debt above also includes $306 million and $278 million at December 31, 2008 and 2007, respectively, of capital lease obligations associated with PMI’s vending machine distribution network in Japan.

Aggregate maturities of long-term debt, excluding short-term borrowings reclassified as long-term debt, are as follows (in millions):

2009	$209
2010	83
2011	1,485
2012	520
2013	2,021
2014-2018	4,822
2019-2023	-
Thereafter	1,500

10,640
Debt premiums	(74)

Total long-term debt, excluding short-term borrowings reclassified as long-term debt	$10,566

See Note 15. Fair Value Measurements for additional disclosures related to the fair value of PMI’s debt.

Credit Lines

At December 31, 2008, PMI’s committed credit lines and the related activities were as follows (in billions of dollars):

Type	Committed Credit Lines

$1.0 billion, 3-year revolving credit, expiring December 4, 2010	$0.9
$3.0 billion, 5-year revolving credit, expiring December 4, 2012	2.7
Euro 2.0 billion, 5-year revolving credit, expiring May 12, 2010	2.8

Total facilities	$6.4

Commercial paper outstanding	$1.0

Lehman Brothers Holdings Inc. (“Lehman”) and certain of its subsidiaries were credit providers under the December 4, 2010, December 4, 2012 and May 12, 2010 revolving credit facilities in the total amount of $0.5 billion. Lehman filed for bankruptcy protection on September 15, 2008. The figures shown in the table above exclude all amounts related to Lehman.

These facilities require PMI to maintain a ratio of earnings before interest, taxes, depreciation and amortization, or EBITDA, to interest of not less than 3.5 to 1.0 on a rolling twelve month basis. At December 31, 2008, PMI’s ratio calculated in accordance with the agreements was 21.9 to 1.0. These facilities do not include any credit rating triggers, material adverse change clauses or any provisions that could require PMI to post collateral.

These facilities can be used to support the issuance of commercial paper in Europe and the United States. The multi-year facilities enable PMI to reclassify short-term debt to long-term debt. At December 31, 2008, $1,020 million of short-term borrowings that PMI expects to remain outstanding through December 31, 2009 were reclassified as long-term debt. At December 31, 2007, $2,205 million of short-term borrowings that PMI expected to remain outstanding through December 31, 2008 were reclassified as long-term debt.

In addition to the above, certain PMI subsidiaries maintain credit lines to meet their respective local working capital needs. These credit lines, which amounted to approximately $2.2 billion at December 31, 2008, are for the sole use of these businesses. Borrowings on these lines amounted to $375 million and $400 million at December 31, 2008 and 2007, respectively.

Note 7. Capital Stock:

As discussed in Note 1. Background and Basis of Presentation, on March 28, 2008, Altria completed the distribution of one share of PMI common stock for each share of Altria common stock outstanding as of the Record Date. As a result, PMI had 2,108,901,789 shares of common stock outstanding immediately following the distribution. PMI commenced a $13.0 billion two-year share repurchase program on May 1, 2008. The total repurchases under this program in 2008 were 106.8 million shares for $5.4 billion ($50.57 per share).

Shares of authorized common stock are 6.0 billion; issued, repurchased and outstanding shares after the distribution by Altria were as follows:

	Shares Issued	Shares Repurchased	Shares Outstanding

Balances, March 28, 2008	2,108,901,789	-	2,108,901,789

Repurchase of shares		(106,775,475)	(106,775,475)
Exercise of stock options and issuance of other stock awards	414,542	4,722,204	5,136,746

Balances, December 31, 2008	2,109,316,331	(102,053,271)	2,007,263,060

At December 31, 2008, 64,656,010 shares of common stock were reserved for stock options and other stock awards under PMI’s stock plans, and 250 million shares of preferred stock, without par value, were authorized but unissued. PMI currently has no plans to issue any shares of preferred stock.

Note 8: Stock Plans:

Performance Incentive Plan and Stock Compensation Plan for Non-Employee Directors

Under the Philip Morris International Inc. 2008 Performance Incentive Plan (the “Plan”), PMI may grant to certain eligible employees stock options, stock appreciation rights, restricted stock, restricted stock units and deferred stock units and other stock-based awards based on PMI’s common stock, as well as performance-based incentive awards. Up to 70 million shares of PMI’s common stock may be issued under the Plan. At March 31, 2008, approximately 34.1 million shares were granted under the Plan to reflect PMI’s Spin-off from Altria. At December 31, 2008, shares available for grant under the plan were 36,030,220.

PMI has also adopted the Philip Morris International Inc. 2008 Stock Compensation Plan for Non-Employee Directors (the “Non-Employee Directors Plan”). A non-employee director is defined as each member of the PMI Board of Directors who is not a full-time employee of PMI or of any corporation in which PMI owns, directly or indirectly, stock possessing at least 50% of the total combined voting power of all classes of stock entitled to vote in the election of directors in such corporation. Up to 1,000,000 shares of PMI common stock may be awarded under the Non-Employee Directors Plan. As of December 31, 2008, shares available for grant under the plan were 896,182.

Stock Option Plan

In connection with the PMI Spin-off, Altria employee stock options were modified through the issuance of PMI employee stock options and the adjustment of the stock option exercise prices for the Altria awards. As a result of these modifications, the aggregate intrinsic value of the PMI and Altria stock options immediately after the Spin-off was not greater than the aggregate intrinsic value of the Altria stock options before the Spin-off. Since the Black-Scholes fair values of the awards immediately before and immediately after the Spin-off were equivalent, as measured in accordance with the provisions of SFAS No. 123(R), no incremental compensation expense was recorded as a result of the modification of the Altria awards.

On March 31, 2008, upon the completion of the conversion of existing Altria stock options, PMI issued 28,336,348 shares subject to option at a weighted average exercise price of $22.90. At December 31, 2008, the number of PMI shares subject to option were as follows:

	Shares Subject to Option	Weighted Average Exercise Price	Average Remaining Contractual Term	Aggregate Intrinsic Value

Balances at March 28, 2008	-	$-
Options issued	28,653,559	22.92
Options exercised	(5,312,838)	22.62
Options cancelled	(42,372)	21.38

Balances/Exercisable at December 31, 2008	23,298,349	22.99	2 years	$478 million

After the Spin-off, the total intrinsic value of PMI options exercised for the year ended December 31, 2008 was $147 million. The total intrinsic value of Altria options exercised by PMI employees during the years ended December 31, 2007 and 2006 was $80 million and $85 million, respectively.

Prior to the Spin-off, PMI employees solely held Altria stock options. Altria has not granted stock options to employees of PMI since 2002. Under certain circumstances, senior executives who exercised outstanding stock options, using shares to pay the option exercise price and taxes, received Executive Ownership Stock Options (“EOSOs”) equal to the number of shares tendered. This feature ceased in March 2007. During the years ended December 31, 2007 and 2006, Altria granted 35,278 and 40,544 EOSOs, respectively, to PMI employees. EOSOs were granted at an exercise price of not less than fair market value on the date of the grant. The weighted-average grant date fair value of Altria EOSOs granted during the years ended December 31, 2007 and 2006 was $16.46 and $12.42, respectively. PMI recorded pre-tax compensation cost related to these Altria stock options totaling $1 million for each of the years ended December 31, 2007 and 2006. The fair value of the awards was determined using a modified Black-Scholes methodology using the following weighted average assumptions:

	Risk-Free Interest Rate	Expected Life	Expected Volatility	Expected Dividend Yield

2007	4.49%	4 years	27.94%	4.07%
2006	4.74	4	25.49	4.35

Restricted and Deferred Stock Awards

PMI may grant shares of restricted stock and deferred stock awards to eligible employees, giving them in most instances all of the rights of stockholders, except that they may not sell, assign, pledge or otherwise encumber such shares. Such shares are subject to forfeiture if certain employment conditions are not met. Restricted stock and deferred stock awards generally vest on the third anniversary of the grant date.

Upon the conversion of existing Altria awards on March 31, 2008, PMI issued 5,867,974 shares of restricted stock and deferred stock awards. During 2008, the activity for restricted stock and deferred stock awards was as follows:

	Number of Shares	Weighted Average Grant Date Fair Value Per Share

Balances at March 28, 2008	-	$-
Granted	5,876,554	61.41
Vested	(270,995)	48.53
Forfeited	(276,360)	67.88

Balances at December 31, 2008	5,329,199	61.77

The grant price information for restricted stock and deferred stock awarded prior to January 30, 2008 reflects historical market prices of Altria stock at date of grant and is not adjusted to reflect the Spin-off.

The weighted–average grant date fair value of the restricted stock and deferred stock awards granted to PMI employees during the years ended December 31, 2008, 2007 and 2006 was $102 million, $70 million and $66 million, or $51.44, $65.59 and $74.02 per restricted or deferred share, respectively. The fair value of the restricted stock and deferred stock awards at the date of grant is amortized to expense ratably over the restriction period. PMI recorded compensation expense for these restricted stock and deferred stock awards of $55 million for each of the years ended December 31, 2007 and 2006. For the year ended December 31, 2008, PMI recorded compensation expense for restricted stock and deferred stock awards of $68 million. The unamortized compensation expense related to restricted stock and deferred stock awards was $105 million at December 31, 2008 and is expected to be recognized over a weighted average period of 2 years.

Since the Spin-off from Altria, 0.3 million shares of PMI restricted stock and deferred stock awards vested. The total fair value of restricted stock and deferred stock awards vested in 2008 was $14 million. Prior to the Spin-off from Altria, the total fair value of vested Altria (and Kraft Foods Inc.) restricted and deferred stock awards held by PMI employees during the years ended December 31, 2008, 2007 and 2006 was $69 million, $76 million and $91 million, respectively.

Notes 9. Earnings per Share:

Basic and diluted earnings per share (“EPS”) were calculated using the following:

	For the Years Ended December 31,
	2008	2007	2006
	(in millions)

Net earnings	$6,890	$6,038	$6,130

Weighted average shares for basic EPS	2,068	2,109	2,109

Plus incremental shares from assumed conversions:
Restricted stock and stock rights	2
Stock options	8

Weighted average shares for diluted EPS	2,078	2,109	2,109

As discussed in Note 1. Background and Basis of Presentation on March 28, 2008, Altria completed the distribution of one share of PMI common stock for each share of Altria common stock outstanding as of the Record Date. As a result, PMI had 2,108,901,789 shares of common stock outstanding immediately following the distribution.

In prior periods, PMI had 150 shares of common stock outstanding. As a result of the distribution, all prior period EPS amounts were adjusted to reflect the new capital structure of PMI. The same number of shares is being used for both diluted EPS and basic EPS for all periods prior to the Distribution Date as no PMI equity awards were outstanding prior to the Distribution Date.

Note 10. Income Taxes:

Earnings before income taxes and minority interest, and provision for income taxes consisted of the following for the years ended December 31, 2008, 2007 and 2006:

	2008	2007	2006
	(in millions)

Earnings before income taxes and minority interest	$9,937	$8,884	$8,208

Provision for income taxes:
United States federal:
Current	$470	$560	$16
Deferred	52	72	202

	522	632	218
State and local	(23)	7	(53)

Total United States	499	639	165

Outside United States:
Current	2,335	2,025	1,639
Deferred	(47)	(94)	21

Total outside United States	2,288	1,931	1,660

Total provision for income taxes	$2,787	$2,570	$1,825

United States income tax is primarily attributable to repatriation costs.

At December 31, 2008, applicable United States federal income taxes and foreign withholding taxes have not been provided on approximately $13 billion of accumulated earnings of foreign subsidiaries that are expected to be permanently reinvested. The determination of the amount of deferred tax related to these earnings is not practicable.

The United States Internal Revenue Service (“IRS”) concluded its examination of Altria’s consolidated tax returns for the years 1996 through 1999, and issued a final Revenue Agent’s Report (“RAR”) on March 15, 2006. Consequently, Altria reimbursed PMI in cash for unrequired federal tax reserves of $450 million. PMI also recognized net state tax reversals of $35 million, resulting in a total net earnings benefit of $485 million for the year ended December 31, 2006.

The U.S. federal statute of limitations remains open for the year 2000 and onward with years 2000 to 2003 currently under examination by the IRS. Foreign and U.S. state jurisdictions have statutes of limitations generally ranging from 3 to 5 years. Years still open to examination by foreign tax authorities in major jurisdictions include Germany (2002 onward), Indonesia (2007 onward), Russia (2005 onward) and Switzerland (2005 onward). PMI is currently under examination in various foreign jurisdictions.

As previously discussed in Note 2. Summary of Significant Accounting Policies, on January 1, 2007, PMI adopted the provisions of FIN 48. As a result, PMI recognized a $472 million decrease in unrecognized tax benefits, which resulted in an increase to stockholders’ equity as of January 1, 2007 of $471 million and a reduction of federal deferred tax benefits of $1 million.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2008	2007
	(in millions)

Balance at January 1,	$163	$165
Additions based on tax positions related to the current year	35	25
Additions for tax positions of previous years	14
Reductions for tax positions of prior years	(33)	(17)
Reductions due to lapse of statute of limitations	(2)
Settlements	(13)	(10)
Other	(4)

Balance at December 31,	$160	$163

Unrecognized tax benefits and PMI’s liability for contingent income taxes, interest and penalties were as follows:

	December 31, 2008	December 31, 2007
	(in millions)

Unrecognized tax benefits	$160	$163
Accrued interest and penalties	47	53
Tax credits and other indirect benefits	(34)	(36)

Liability for tax contingencies	$173	$180

The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate was $133 million and $129 million at December 31, 2008 and 2007, respectively. The remainder, if recognized, would principally affect deferred taxes.

PMI recognizes accrued interest and penalties associated with uncertain tax positions as part of the tax provision. As of December 31, 2007, PMI had $53 million of accrued interest and penalties. The accrued interest and penalties decreased to $47 million at December 31, 2008. For the year ended December 31, 2008, PMI recognized in its consolidated statement of earnings $1 million of interest and penalties.

It is reasonably possible that within the next 12 months certain foreign examinations will be resolved, which could result in a decrease in unrecognized tax benefits, and interest and penalties of approximately $20 million and $11 million, respectively.

The effective income tax rate on pre-tax earnings differed from the U.S. federal statutory rate for the following reasons for the years ended December 31, 2008, 2007 and 2006:

	2008	2007	2006

U.S. federal statutory rate	35.0%	35.0%	35.0%
Increase (decrease) resulting from:
Benefit principally related to reversal of federal and state reserves on conclusion of IRS audit			(5.9)
Foreign rate differences	(9.5)	(9.4)	(7.6)
Reversal of tax reserves no longer required			(1.3)
Dividend repatriation cost	2.5	2.8	1.1
Other	0.1	0.5	0.9

Effective tax rate	28.1%	28.9%	22.2%

The 2008 effective tax rate included the adoption of U.S. income tax regulations proposed in 2008 ($154 million) and the enacted reduction of future corporate income tax rates in Indonesia ($67 million), partially offset by the current non-deductibility of a $124 million charge related to the RBH settlement with the Government of Canada and all ten provinces, and the tax cost of a legal entity restructuring ($45 million). In 2007, PMI recorded tax benefits of $27 million related to the reduction of deferred tax liabilities resulting from future lower tax rates enacted in Germany. In 2006, the tax provision included the reversal of $105 million of tax reserves that were no longer required due to foreign tax events that were resolved within that fiscal year.

The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities consisted of the following:

	At December 31,
	2008	2007
	(in millions)
Deferred income tax assets:
Accrued postretirement and postemployment benefits	$181	$49
Accrued pension costs	152	43
Inventory	46	48
Other	219	123

Total deferred income tax assets	598	263

Deferred income tax liabilities:
Trade names	(639)	(451)
Property, plant and equipment	(276)	(308)
Unremitted earnings	(554)	(462)

Total deferred income tax liabilities	(1,469)	(1,221)

Net deferred income tax liabilities	$(871)	$(958)

Note 11. Segment Reporting:

PMI’s subsidiaries and affiliates are engaged in the manufacture and sale of cigarettes and other tobacco products in markets outside of the United States of America. Reportable segments for PMI are organized and managed by geographic region. PMI’s reportable segments are European Union; Eastern Europe, Middle East and Africa; Asia; and Latin America & Canada. PMI records net revenues and operating companies income to its segments based upon the geographic area in which the customer resides.

PMI’s management reviews operating companies income to evaluate segment performance and allocate resources. Operating companies income for the segments excludes general corporate expenses and amortization of intangibles. Interest expense, net, and provision for income taxes are centrally managed and, accordingly, such items are not presented by segment since they are excluded from the measure of segment profitability reviewed by management. Information about total assets by segment is not disclosed because such information is not reported to or used by PMI’s chief operating decision maker. Segment goodwill and intangible assets, net, are disclosed in Note 2. Summary of Significant Accounting Policies. The accounting policies of the segments are the same as those described in Note 2.

Segment data were as follows:

	For the Years Ended December 31,
	2008	2007	2006
	(in millions)
Net revenues:
European Union	$30,265	$26,829	$23,745
Eastern Europe, Middle East and Africa	14,817	12,166	10,012
Asia	12,222	11,097	10,139
Latin America & Canada	6,336	5,151	4,406

Net revenues (1)	$63,640	$55,243	$48,302

(1)	Total net revenues attributable to customers located in Germany, PMI’s largest market in terms of net revenues, were $8.6 billion, $7.9 billion and $7.7 billion for the years ended December 31, 2008, 2007 and 2006, respectively.

Earnings before income taxes and minority interest:
Operating companies income:
European Union	$4,738	$4,195	$3,500
Eastern Europe, Middle East and Africa	3,119	2,431	2,080
Asia	2,057	1,803	1,847
Latin America & Canada	520	514	1,013
Amortization of intangibles	(44)	(28)	(23)
General corporate expenses	(142)	(73)	(67)
Gain on sale of leasing business		52

Operating income	10,248	8,894	8,350
Interest expense, net	(311)	(10)	(142)

Earnings before income taxes and minority interest	$9,937	$8,884	$8,208

	For the Years Ended December 31,
	2008	2007	2006
	(in millions)

Depreciation expense:
European Union	$259	$263	$217
Eastern Europe, Middle East and Africa	228	202	185
Asia	244	194	193
Latin America & Canada	62	47	39

	793	706	634
Other	5	14	1

Total depreciation expense	$798	$720	$635

Capital expenditures:
European Union	$558	$573	$497
Eastern Europe, Middle East and Africa	172	202	166
Asia	173	236	181
Latin America & Canada	65	58	39

	968	1,069	883
Other	131	3	3

Total capital expenditures	$1,099	$1,072	$886

	At December 31,
	2008	2007	2006
	(in millions)

Long-lived assets:
European Union	$3,180	$3,440	$2,825
Eastern Europe, Middle East and Africa	1,307	1,569	1,397
Asia	1,458	1,494	1,274
Latin America & Canada	466	485	605

	6,411	6,988	6,101
Other	137	18	17

Total long-lived assets	$6,548	$7,006	$6,118

Long-lived assets consist of non-current assets other than goodwill, other intangible assets, net, and deferred tax assets.

Items affecting the comparability of results from operations were as follows:

•	Asset Impairment and Exit Costs – See Note 4. Asset Impairment and Exit Costs, for a breakdown of asset impairment and exit costs by segment.

•

Equity Loss from RBH Legal Settlement – During the second quarter of 2008, PMI recorded a $124 million charge related to the RBH settlement with the Government of Canada and all ten provinces. This charge was included in the operating companies income of the Latin America & Canada segment. See Note 16. RBH Legal Settlement for additional information.

•

Charge related to previous distribution agreement in Canada – During the third quarter of 2008, PMI recorded a pre-tax charge of $61 million related to a previous distribution agreement in Canada. This charge was recorded in the operating companies income of the Latin America & Canada segment.

•

Gains on Sales of Businesses – During 2007, PMI sold its leasing business, managed by PMCC, Altria’s financial services subsidiary, for a pre-tax gain of $52 million. During 2006, operating companies income of the Latin America & Canada segment included a pre-tax gain of $488 million related to the exchange of PMI’s interest in a beer business in the Dominican Republic. See Note 5. Acquisitions for additional information.

•

Italian Antitrust Charge – During the first quarter of 2006, PMI recorded a $61 million charge related to an Italian antitrust action. This charge was included in the operating companies income of the European Union segment.

•	Acquisitions – See Note 5 regarding acquisitions.

Note 12. Benefit Plans:

Pension coverage for employees of PMI’s non-U.S. subsidiaries is provided, to the extent deemed appropriate, through separate plans, many of which are governed by local statutory requirements. As discussed in Note 1. Background and Basis of Presentation, prior to the Spin-off, certain employees of PMI participated in the U.S. benefit plans offered by Altria. After the Distribution Date, the benefits previously provided by Altria are now provided by PMI. As a result, new postretirement and pension plans have been established by PMI, and the related plan assets (to the extent that the benefit plans were previously funded) and liabilities have been transferred to the new plans. The transfer of these benefits resulted in PMI recording additional liabilities of $103 million in its consolidated balance sheet, partially offset by the related deferred tax assets ($22 million) and an adjustment to stockholders’ equity ($26 million). In April 2008, Altria paid PMI $112 million in cash based on an estimate of the value of these benefits net of the related tax benefit. In December 2008, PMI paid Altria $57 million in cash upon receipt of final actuarial valuations related to the qualified pension plan.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”). SFAS No. 158 requires that employers recognize the funded status of their defined benefit pension and other postretirement plans on the consolidated balance sheet and record as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that have not been recognized as components of net periodic benefit cost. PMI adopted the recognition and related disclosure provisions of SFAS No. 158, prospectively, on December 31, 2006.

SFAS No. 158 also requires an entity to measure plan assets and benefit obligations as of the date of its fiscal year-end statement of financial position for fiscal years ending after December 15, 2008. PMI historically used September 30 to measure its non-U.S. pension plans. PMI adopted this SFAS No. 158 requirement as of December 31, 2008. As a result, the change of measurement date resulted in a net charge to stockholders’ equity of $9 million.

The amounts recorded in accumulated other comprehensive earnings/losses at December 31, 2008 consisted of the following:

	Pension	Postretirement	Postemployment	Total
	(in millions)

Net losses	$(1,385)	$(23)	$(306)	$(1,714)
Prior service cost	(30)	6		(24)
Net transition obligation	(9)			(9)
Deferred income taxes	190	7	106	303

Amounts to be amortized	$(1,234)	$(10)	$(200)	$(1,444)

The amounts recorded in accumulated other comprehensive earnings/losses at December 31, 2007 consisted of the following:

	Pension	Postemployment	Total
	(in millions)

Net losses	$(24)	$(78)	$(102)
Prior service cost	(31)		(31)
Net transition obligation	(11)		(11)
Deferred income taxes	17	27	44

Amounts to be amortized	$(49)	$(51)	$(100)

The amounts recorded in accumulated other comprehensive earnings/losses at December 31, 2006 consisted of the following:

	Pension	Postemployment	Total
	(in millions)

Net losses	$(533)	$(61)	$(594)
Prior service cost	(37)		(37)
Net transition obligation	(2)		(2)
Deferred income taxes	98	22	120

Initial adoption of SFAS No. 158	$(474)	$(39)	$(513)

The movements in other comprehensive earnings/losses during the year ended December 31, 2008 were as follows:

	Pension	Postretirement	Postemployment	Total
	(in millions)

Amounts transferred to earnings as components of net periodic benefit cost:
Amortization:
Net losses	$7	$1	$7	$15
Prior service cost	6	(1)		5
Other income/expense:
Net losses	24			24
Deferred income taxes	(9)		(2)	(11)

	28	-	5	33

Other movements during the year:
Net losses	(1,392)	(24)	(235)	(1,651)
Prior service cost	(5)	7		2
Net transition obligation	2			2
Deferred income taxes	182	7	81	270

	(1,213)	(10)	(154)	(1,377)

Total movements in other comprehensive earnings/losses	$(1,185)	$(10)	$(149)	$(1,344)

The movements in other comprehensive earnings/losses during the year ended December 31, 2007 were as follows:

	Pension	Postemployment	Total
	(in millions)

Amounts transferred to earnings as components of net periodic benefit cost:
Amortization:
Net losses	$25	$7	$32
Prior service cost	5		5
Other income/expense:
Net losses	5		5
Deferred income taxes	(6)	(2)	(8)

	29	5	34

Other movements during the year:
Net losses	479	(24)	455
Prior service cost	1		1
Net transition obligation	(9)		(9)
Deferred income taxes	(75)	7	(68)

	396	(17)	379

Total movements in other comprehensive earnings/losses	$425	$(12)	$413

Pension Plans

Obligations and Funded Status

The benefit obligations, plan assets and funded status of PMI’s pension plans at December 31, 2008 and 2007, were as follows (in millions):

	U.S. Plans	Non-U.S. Plans
	2008	2008	2007

Benefit obligation at January 1	$-	$3,477	$3,323
Service cost	10	136	136
Interest cost	16	169	131
Benefits paid	(10)	(181)	(135)
Termination, settlement and curtailment	2	(31)	22
Assumption changes	7	9	(406)
Measurement date change		63
Actuarial losses (gains)	7	(14)	20
Transfer from Altria	221
Currency		18	338
Acquisition		227
Other	29	106	48

Benefit obligation at December 31	282	3,979	3,477

Fair value of plan assets at January 1	-	3,687	3,066
Actual return on plan assets	(38)	(1,003)	238
Employer contributions	2	260	95
Employee contributions		43	30
Benefits paid	(10)	(181)	(138)
Termination, settlement and curtailment		(51)	(15)
Transfer from Altria	209
Currency		33	320
Acquisition		231
Other		34	91

Fair value of plan assets at December 31	163	3,053	3,687

Net pension (liability) asset recognized at December 31	$(119)	$(926)	$210

At December 31, 2008, the combined U.S. and non-U.S. pension plans resulted in a net pension liability of $1,045 million. At December 31, 2007, the non-U.S. pension plans resulted in a net pension asset of $210 million. These amounts were recognized in PMI’s consolidated balance sheets at December 31, 2008 and 2007, as follows:

	2008	2007
	(in millions)
Other assets	$47	$408
Accrued liabilities – employment costs	(8)	(8)
Long-term employment costs	(1,084)	(190)

	$(1,045)	$210

The accumulated benefit obligation, which represents benefits earned to date, for the U.S. pension plans was $244 million at December 31, 2008. The accumulated benefit obligation for non-U.S. pension plans was $3,468 million and $2,974 million at December 31, 2008 and 2007, respectively.

For U.S. pension plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $282 million, $244 million and $163 million, respectively, as of December 31, 2008. The underfunding relates to plans for salaried employees that cannot be funded under I.R.S. regulations. For non-U.S. plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $2,671 million, $2,294 million, and $1,749 million, respectively, as of December 31, 2008, and $217 million, $200 million and $45 million, respectively, as of December 31, 2007.

The following weighted-average assumptions were used to determine PMI’s benefit obligations at December 31:

	U.S. Plans	Non-U.S. Plans
	2008	2008	2007

Discount rate	6.10%	4.68%	4.66%
Rate of compensation increase	4.50	3.34	3.26

The discount rate for PMI’s U.S. plans was developed from a model portfolio of high-quality, fixed-income corporate debt instruments with durations that match the expected future cash flows of the benefit obligations. The discount rate for PMI’s non-U.S. plans was developed from local bond indices that match local benefit obligations as closely as possible.

Components of Net Periodic Benefit Cost

Net periodic pension cost consisted of the following for the years ended December 31, 2008, 2007 and 2006 (in millions):

	U.S. Plans	Non-U.S. Plans
	2008	2008	2007	2006

Service cost	$10	$136	$136	$139
Interest cost	16	169	131	112
Expected return on plan assets	(14)	(260)	(219)	(190)
Amortization:
Net losses	2	5	25	37
Prior service cost	1	5	5	5
Termination, settlement and curtailment	2	44	42	2

Net periodic pension cost	$17	$99	$120	$105

Termination, settlement and curtailment charges were due primarily to early retirement programs.

The amounts included in termination, settlement and curtailment in the table above for the year ended December 31, 2008 were comprised of the following changes:

	U.S. Plans	Non-U.S. Plans
	(in millions)

Benefit obligation	$2	$(31)
Fair value of plan assets		51
Other comprehensive earnings/losses:
Net losses		24

	$2	$44

For the combined U.S. and non-U.S. pension plans, the estimated net loss and prior service cost that are expected to be amortized from accumulated other comprehensive earnings into net periodic benefit cost during 2009 are $40 million and $6 million, respectively.

The following weighted-average assumptions were used to determine PMI’s net pension cost:

	U.S. Plans	Non-U.S. Plans
	2008	2008	2007	2006

Discount rate	6.28%	4.66%	3.88%	3.56%
Expected rate of return on plan assets	7.40	7.01	7.05	7.26
Rate of compensation increase	4.50	3.26	3.21	3.17

PMI’s expected rate of return on plan assets is determined by the plan assets’ historical long-term investment performance, current asset allocation and estimates of future long-term returns by asset class.

PMI and certain of its subsidiaries sponsor defined contribution plans. Amounts charged to expense for defined contribution plans totaled $36 million, $20 million and $23 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Plan Assets

The percentage of fair value of pension plan assets at December 31, 2008 and 2007, was as follows:

	U.S. Plans	Non-U.S. Plans
	2008	2008	2007
Asset Category:
Equity securities	54%	50%	59%
Debt securities	45	42	37
Real estate		3	3
Other	1	5	1

Total	100%	100%	100%

PMI’s investment strategy is based on an expectation that equity securities will outperform debt securities over the long term. Accordingly, the composition of PMI’s U.S. plan assets is broadly characterized as 55%/45% between equity and debt securities. The strategy utilizes indexed U.S. equity securities, actively managed international equity securities and actively managed investment grade debt securities (which constitute 80% or more of debt securities) with lesser allocations to high-yield and international debt securities.

PMI’s investment strategy for non-U.S. plans is subject to local regulations and the asset/liability profiles of the plans in each individual country. In aggregate, the actual asset allocations of the plans are virtually identical to their respective asset policy targets.

PMI attempts to mitigate investment risk by rebalancing between equity and debt asset classes as PMI’s contributions and monthly benefit payments are made.

PMI presently makes, and plans to make, contributions, to the extent that they are tax deductible, in order to maintain plan assets in excess of the accumulated benefit obligation of its funded U.S. and non-U.S. plans. Currently, PMI anticipates making contributions between $500 million and $550 million in 2009 to its pension plans, based on current tax and benefit laws. However, this estimate is subject to change as a result of changes in tax and other benefit laws, as well as asset performance significantly above or below the assumed long-term rate of return on pension assets, or changes in interest rates.

The estimated future benefit payments from PMI pension plans at December 31, 2008, were as follows:

	U.S. Plans	Non-U.S. Plans
	(in millions)

2009	$13	$150
2010	14	152
2011	13	156
2012	52	162
2013	14	168
2014 - 2018	84	1,007

Postretirement Benefit Plans

Net postretirement health care costs consisted of the following for the year ended December 31, 2008:

	U.S. Plans	Non-U.S. Plans
	(in millions)

Service cost	$2	$1
Interest cost	5	2
Amortization:
Net losses	1
Prior service cost	(1)
Other		(1)

Net postretirement health care costs	$7	$2

The following weighted-average assumptions were used to determine PMI’s net postretirement costs for the year ended December 31, 2008:

	U.S. Plans	Non-U.S. Plans
Discount rate	6.28%	5.57%
Health care cost trend rate	8.00	6.97

PMI’s postretirement health care plans are not funded. The changes in the accumulated benefit obligation and net amount accrued at December 31, 2008 were as follows:

	U.S. Plans	Non-U.S. Plans
	(in millions)
Accumulated postretirement benefit obligation at January 1, 2008	$-	$34
Service cost	2	1
Interest cost	5	2
Benefits paid	(3)	(2)
Assumption changes	6	(3)
Actuarial losses (gains)	10	(3)
Transfer from Altria	70
Currency		(5)
Acquisition		33
Other		11

Accumulated postretirement benefit obligation at December 31, 2008	$90	$68

The current portion of PMI’s accrued postretirement health care costs of $6 million at December 31, 2008 is included in accrued employment costs on the consolidated balance sheet.

The following weighted-average assumptions were used to determine PMI’s postretirement benefit obligations at December 31, 2008:

	U.S. Plans	Non-U.S. Plans
Discount rate	6.10%	5.82%
Health care cost trend rate assumed for next year	8.00	7.09
Ultimate trend rate	5.00	5.00
Year that rate reaches the ultimate trend rate	2015	2016

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care trend rates would have the following effects as of December 31, 2008:

	One-Percentage-Point Increase	One-Percentage-Point Decrease
Effect on total service and interest cost	18.8%	(14.5)%
Effect on postretirement benefit obligation	15.5	(11.8)

PMI’s estimated future benefit payments for its postretirement health care plans at December 31, 2008, were as follows:

	U.S. Plans	Non-U.S. Plans
	(in millions)
2009	$3	$3
2010	4	3
2011	4	3
2012	4	3
2013	4	3
2014 - 2018	23	17

Postemployment Benefit Plans

PMI and certain of its subsidiaries sponsor postemployment benefit plans covering substantially all salaried and certain hourly employees. The cost of these plans is charged to expense over the working life of the covered employees. Net postemployment costs consisted of the following:

	For the Years Ended December 31,
	2008	2007	2006
	(in millions)
Service cost	$7	$7	$8
Interest cost	9	9	8
Amortization of net loss	7	7	7
Other expense	151	226	142

Net postemployment costs	$174	$249	$165

During 2008, 2007 and 2006, certain salaried employees left PMI under separation programs. These programs resulted in incremental postemployment costs, which are included in other expense, above.

The estimated net loss for the postemployment benefit plans that will be amortized from accumulated other comprehensive earnings into net postemployment costs during 2009 is approximately $23 million.

The changes in the benefit obligations of the plans at December 31, 2008 and 2007 were as follows:

	2008	2007
	(in millions)
Accrued postemployment costs at January 1	$418	$331
Service cost	7	7
Interest cost	9	9
Benefits paid	(205)	(180)
Actuarial losses	235	25
Other	75	226

Accrued postemployment costs at December 31	$539	$418

The accrued postemployment costs were determined using a discount rate of 9.6% and 8.3% in 2008 and 2007, respectively, an assumed ultimate annual turnover rate of 4.0% and 2.4% in 2008 and 2007, respectively, assumed compensation cost increases of 4.5% in 2008 and 2007, and assumed benefits as defined in the respective plans. Postemployment costs arising from actions that offer employees benefits in excess of those specified in the respective plans are charged to expense when incurred.

Note 13. Additional Information:

	For the Years Ended December 31,
	2008	2007	2006
	(in millions)
Research and development expense	$334	$362	$304

Advertising expense	$436	$429	$421

Interest expense	$528	$268	$371
Interest income	(217)	(258)	(229)

Interest expense, net	$311	$10	$142

Rent expense	$226	$237	$205

Minimum rental commitments under non-cancelable operating leases in effect at December 31, 2008, were as follows (in millions):

2009	$164
2010	101
2011	62
2012	45
2013	33
Thereafter	245

$650

Note 14. Financial Instruments:

Derivative financial instruments

PMI operates in markets outside of the United States, with manufacturing and sales facilities in various locations around the world. PMI utilizes certain financial instruments to manage its foreign currency exposure. Derivative financial instruments are used by PMI, principally to reduce exposures to market risks resulting from fluctuations in foreign exchange rates by creating offsetting exposures. PMI is not a party to leveraged derivatives and, by policy, does not use derivative financial instruments for speculative purposes. Financial instruments qualifying for hedge accounting must maintain a specified level of effectiveness between the hedging instrument and the item being hedged, both at inception and throughout the hedged period. PMI formally documents the nature and relationships between the hedging instruments and hedged items, as well as its risk-management objectives, strategies for undertaking the various hedge transactions and method of assessing hedge effectiveness. Additionally, for hedges of forecasted transactions, the significant characteristics and expected terms of a forecasted transaction must be specifically identified, and it must be probable that each forecasted transaction will occur. If it were deemed probable that the forecasted transaction would not occur, the gain or loss would be recognized in earnings currently.

PMI uses forward foreign exchange contracts, foreign currency swaps and foreign currency options to mitigate its exposure to changes in exchange rates from third-party and intercompany actual and forecasted transactions. The primary currencies to which PMI is exposed include the Euro, Indonesian rupiah, Japanese yen, Mexican peso, Russian ruble, Swiss franc and Turkish lira. At December 31, 2008 and 2007, PMI had contracts with aggregate notional amounts of $17.8 billion and $6.9 billion, respectively. The effective portion of unrealized gains and losses associated with qualifying cash flow hedge contracts is deferred as a component of accumulated other comprehensive earnings (losses) until the underlying hedged transactions are reported on PMI’s consolidated statements of earnings. Unrealized gains (losses) associated with qualifying fair value hedges are recorded in the consolidated statements of earnings and were ($52) million, $14 million and $12 million for the years ended December 31, 2008, 2007 and 2006. A portion of PMI’s foreign currency swaps, forwards and options, while effective as economic hedges, do not qualify for hedge accounting and, therefore, the unrealized gains (losses) relating to these contracts are reported in PMI’s consolidated statements of earnings. For the years ended December 31, 2008, 2007 and 2006, the unrealized losses from contracts that do not qualify for hedge accounting were $333 million, $23 million and $8 million, respectively. Generally, unrealized gains and losses reported through the consolidated statements of earnings are offset by gains and losses generated by the underlying assets or liabilities being hedged.

During the years ended December 31, 2008, 2007 and 2006, ineffectiveness related to fair value hedges and cash flow hedges was not material. PMI is hedging forecasted transactions for periods not exceeding the next twelve months. At December 31, 2008, PMI expects $53 million of derivative losses reported in accumulated other comprehensive earnings (losses) to be reclassified to the consolidated statement of earnings within the next twelve months. These losses are expected to be offset by gains on the respective forecasted transactions.

PMI designates certain foreign currency denominated debt and forward exchange contracts as net investment hedges of foreign operations. During the years ended December 31, 2008 and 2007, these hedges of net investments resulted in gains, net of income taxes, of $124 million and $19 million, respectively. These gains were reported as a component of accumulated other comprehensive earnings (losses) within currency translation adjustments.

Derivative gains or losses reported in accumulated other comprehensive earnings (losses) are a result of qualifying hedging activity. Transfers of these gains or losses to earnings are offset by the corresponding gains or losses on the underlying hedged item. Hedging activity affected accumulated other comprehensive earnings (losses), net of income taxes, during the years ended December 31, 2008, 2007 and 2006, as follows:

	2008	2007	2006
	(in millions)
(Loss) gain as of January 1	$(10)	$-	$8
Derivative losses (gains) transferred to earnings	89	11	(24)
Change in fair value	(147)	(21)	16

(Loss) gain as of December 31	$(68)	$(10)	$-

Credit exposure and credit risk

PMI is exposed to credit loss in the event of non-performance by counterparties. While PMI does not anticipate non-performance, its risk is limited to the fair value of the financial instruments. PMI actively monitors its exposure to credit risk through the use of credit approvals and credit limits, and by selecting major international banks and financial institutions as counterparties.

Fair value

See Note 15. Fair Value Measurements for additional disclosures related to the fair value of PMI’s derivative financial instruments.

Note 15. Fair Value Measurements:

On January 1, 2008, PMI adopted SFAS No. 157 “Fair Value Measurements” (“SFAS No. 157”), which establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS No. 157 also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 -	Quoted prices in active markets for identical assets or liabilities.

Level 2 -	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 -	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Debt

The fair value of PMI’s outstanding debt, as utilized solely for annual disclosure purposes, is determined by using readily available quoted market prices. See Note 6. Indebtedness for additional discussion on PMI’s debt.

Derivative Financial Instruments

PMI assesses the fair value of its derivative financial instruments using internally developed models that use, as their basis, readily observable future amounts, such as cash flows, earnings, and the current market expectations of those future amounts. These derivatives include forward foreign exchange contracts, foreign currency swaps and foreign currency options. Derivative financial instruments have been classified within Level 2. See Note 14. Financial Instruments for additional discussion on derivative financial instruments.

The aggregate fair value of PMI’s debt and derivative financial instruments as of December 31, 2008, was as follows:

	For the Year Ended December 31, 2008	Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in millions)
Derivatives - Assets	$243	$-	$243	$-

Debt	$11,682	$11,682	$-	$-

Derivatives - Liabilities	$512	$-	$512	$-

On February 12, 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 157-2, “Effective Date of FASB Statement No. 157,” (“FSP No. 157-2”) which delays, until 2009, the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on at least an annual basis. PMI adopted FSP No. 157-2 beginning January 1, 2008 and deferred the application of SFAS No. 157 to goodwill and intangible assets, net, until January 1, 2009.

Note 16. RBH Legal Settlement:

On July 31, 2008, Rothmans announced the finalization of a CAD $550 million (or $450 million) settlement between itself; RBH; and the Government of Canada and all ten provinces. The settlement resolves the Royal Canadian Mounted Police’s investigation relating to products exported from Canada by RBH during the 1989-1996 period. Rothmans’ sole holding was a 60% interest in RBH. The remaining 40% interest in RBH was owned by PMI.

The terms of the settlement require the following payments to be made:

•	CAD $100 million (or $83 million) fine payable by RBH, which was paid in October 2008;

•	CAD $50 million (or $41 million) towards a new government Contraband Tobacco Enforcement Strategy, which was paid by RBH in December 2008;

•	CAD $200 million (or $164 million) payable by Rothmans over 10 years at a rate of CAD $20 million (or $16 million) per year with the first payment to be made by December 31, 2009;

•

an estimated CAD $200 million (or $164 million) payable by RBH. The first payment of CAD $50 million (or $41 million) was made in December 2008 and the remaining payments are scheduled to be paid over a 10-year period based on a formula related to the revenue of RBH set out in the comprehensive agreement.

PMI translated the future obligations denominated in Canadian dollars using the prevailing exchange rate on December 31, 2008. Obligations already paid have been translated with the prevailing exchange rate at the time of the payment. Actual future payments as reported in U.S. dollars will fluctuate with changes in the Canadian and U.S. dollar exchange rate.

As a result of the finalization of the settlement, PMI recorded a charge of $124 million in the operating results of the Latin America & Canada segment during the second quarter of 2008. The charge represented the present value of PMI’s 40% equity interest in RBH’s portion of the settlement.

Subsequent to the finalization of the settlement, PMI announced on July 31, 2008 that it had entered into an agreement with Rothmans to purchase, by way of a tender offer, all of the outstanding common shares of Rothmans. See Note 5. Acquisitions, for more details regarding this acquisition.

At December 31, 2008, PMI had $207 million of discounted accrued settlement charges associated with the RBH legal settlement. These accrued settlement charges are reflected in other accrued liabilities ($15 million) and other long-term liabilities ($192 million) on the consolidated balance sheet.

Note 17. E.C. Agreement:

In 2004, PMI entered into an agreement with the European Commission (“E.C.”) and 10 member states of the European Union that provides for broad cooperation with European law enforcement agencies on anti-contraband and anti-counterfeit efforts. To date, this agreement has been signed by 26 of the 27 member states. The agreement resolves all disputes between the parties relating to these issues. Under the terms of the agreement, PMI will make 13 payments over 12 years, including an initial payment of $250 million, which was recorded as a pre-tax charge against its earnings in 2004. The agreement calls for additional payments of approximately $150 million on the first anniversary of the agreement (this payment was made in July 2005), approximately $100 million on the second anniversary (this payment was made in July 2006) and approximately $75 million each year thereafter for 10 years, each of which is to be adjusted based on certain variables, including PMI’s market share in the European Union in the year preceding payment. Because future additional payments are subject to these variables, PMI records charges for them as an expense in cost of sales when product is shipped. In addition, PMI is also responsible to pay the excise taxes, VAT and customs duties on qualifying product seizures of up to 90 million cigarettes and is subject to payments of five times the applicable taxes and duties if qualifying product seizures exceed 90 million cigarettes in a given year. To date, PMI’s annual payments related to product seizures have been immaterial. Total charges related to the E.C. Agreement of $80 million, $100 million and $95 million were recorded in cost of sales in 2008, 2007 and 2006, respectively.

Note 18. Contingencies:

Legal proceedings covering a wide range of matters are pending or threatened against us, and/or our subsidiaries, and/or our indemnitees in various jurisdictions. Our indemnitees include distributors, licensees, and others that have been named as parties in certain cases and that we have agreed to defend, as well as pay costs and some or all of judgments, if any, that may be entered against them. Altria Group, Inc. and PM USA are also indemnitees, in certain cases, pursuant to the terms of the Distribution Agreement between Altria Group, Inc. and PMI. Various types of claims are raised in these proceedings, including, among others, product liability, consumer protection, antitrust, and tax.

It is possible that there could be adverse developments in pending cases against us and our subsidiaries. An unfavorable outcome or settlement of pending tobacco-related litigation could encourage the commencement of additional litigation.

Damages claimed in some of the tobacco-related litigation are significant and, in certain cases in Brazil, Israel, Nigeria and Canada, range into the billions of dollars. The variability in pleadings in multiple jurisdictions, together with the actual experience of management in litigating claims, demonstrate that the monetary relief that may be specified in a lawsuit bears little relevance to the ultimate outcome. Much of the litigation is in its early stages and litigation is subject to uncertainty. However, as discussed below, we have to date been largely successful in defending tobacco-related litigation.

We and our subsidiaries record provisions in the consolidated financial statements for pending litigation when we determine that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. At the present time, while it is reasonably possible that an unfavorable outcome in a case may occur, (i) management has concluded that it is not probable that a loss has been incurred in any of the pending tobacco-related cases; (ii) management is unable to estimate the possible loss or range of loss that could result from an unfavorable outcome of any of the pending tobacco-related cases; and (iii) accordingly, management has not provided any amounts in the consolidated financial statements for unfavorable outcomes in these cases, if any. Legal defense costs are expensed as incurred.

It is possible that our consolidated results of operations, cash flows or financial position could be materially affected in a particular fiscal quarter or fiscal year by an unfavorable outcome or settlement of certain pending litigation. Nevertheless, although litigation is subject to uncertainty, we and each of our subsidiaries named as a defendant believe, and each has been so advised by counsel handling the respective cases, that we have valid defenses to the litigation pending against us, as well as valid bases for appeal of adverse verdicts, if any. All such cases are, and will continue to be, vigorously defended. However, we and our subsidiaries may enter into settlement discussions in particular cases if we believe it is in our best interests to do so.

The table below lists the number of tobacco-related cases pending against us and/or our subsidiaries or indemnitees as of December 31, 2008, 2007 and 2006:

Type of Case	Number of Cases Pending as of December 31, 2008	Number of Cases Pending as of December 31, 2007	Number of Cases Pending as of December 31, 2006
Individual Smoking and Health Cases	123	136	137

Smoking and Health Class Actions	5	3	2

Health Care Cost Recovery Actions	11	8	3

Lights Class Actions	3	2	2

Individual Lights Cases (small claims court)(1)	2,010	2,026	23

Public civil actions	11	9	5

(1)	The 2,010 cases are all pending in small claims courts in Italy where the maximum damage award claimed is approximately one thousand Euros per case.

Since 1995, when the first tobacco-related litigation was filed against a PMI entity, approximately 293 Smoking and Health, Lights and Health Care Cost Recovery cases in which we and/or one of our subsidiaries and indemnitees was a defendant have been dismissed. In addition, eight cases have been decided in favor of plaintiffs. Five of these cases have subsequently reached final resolution in our favor, one has been annulled and returned to the trial court for further proceedings, and two remain on appeal. To date, we have paid total judgments including costs of approximately six thousand Euros. These payments were made in order to appeal three Italian small claims cases, two of which were subsequently reversed on appeal and one of which remains on appeal. To date, no tobacco-related case has been finally resolved in favor of a plaintiff against us, our subsidiaries or indemnitees.

The table below lists the verdicts and post-trial developments in the two pending cases (excluding one individual case on appeal from Italian small claims court) in which verdicts were returned in favor of plaintiffs:

Date	Location of Court/ Name of Plaintiff	Type of Case	Verdict	Post-Trial Developments

February 2004	Brazil/ADESF	Class Action	The Civil Court of Sao Paulo found defendants liable without hearing evidence. The court did not assess moral or actual damages, which were to be assessed in a second phase of the case. The size of the class was not defined in the ruling.	In April 2004, the trial court clarified its ruling, awarding “moral damages” of R$1,000 (approximately $420) per smoker per full year of smoking plus interest at the rate of 1% per month, as of the date of the ruling. The court did not award actual damages, which were to be assessed in the second phase of the case. The size of the class still was not estimated. Defendants appealed to the Sao Paulo Court of Appeals, and the case, including the execution of the judgment was stayed pending appeal. On November 12, 2008, the Sao Paulo Court of Appeals annulled the ruling finding that the trial court had inappropriately ruled without hearing evidence and returned the case to the trial court for further proceedings. In addition, the defendants have filed a constitutional appeal to the Federal Supreme Court on the basis that the plaintiff did not have standing to bring the lawsuit. This appeal is still pending.

Date	Location of Court/ Name of Plaintiff	Type of Case	Verdict	Post-Trial Developments

October 2003	Brazil/Da Silva	Individual Smoking and Health	The Court of Appeal of Rio Grande do Sul reversed the trial court ruling in favor of Philip Morris Brasil and awarded plaintiffs R$768,000 (approximately $323,000).	In December 2004, a large panel of the Court of Appeal of Rio Grande do Sul overturned the adverse decision. Plaintiff has appealed to the Supreme Court. The appeal is pending.

Pending claims related to tobacco products generally fall within the following categories:

Smoking and Health Litigation: These cases primarily allege personal injury and are brought by individual plaintiffs or on behalf of a class of individual plaintiffs. Plaintiffs’ allegations of liability in these cases are based on various theories of recovery, including negligence, gross negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, breach of express and implied warranties, violations of deceptive trade practice laws and consumer protection statutes. Plaintiffs in these cases seek various forms of relief, including compensatory and other damages, and injunctive and equitable relief. Defenses raised in these cases include licit activity, failure to state a claim, lack of defect, lack of proximate cause, assumption of the risk, contributory negligence, and statute of limitations.

As of December 31, 2008, there were a number of smoking and health cases pending against our subsidiaries or indemnitees, as follows:

•

123 cases brought by individual plaintiffs against our subsidiaries (120) or indemnitees (3) in Argentina (43), Australia (1), Brazil (53), Canada (1), Chile (11), Costa Rica (1), Finland (3), Greece (1), Israel (1), Italy (5), the Philippines (1), Poland (1), and Scotland (1), compared with 136 such cases on December 31, 2007, and 137 cases on December 31, 2006; and

•

5 cases brought on behalf of classes of individual plaintiffs against our subsidiaries in Brazil (2), Bulgaria (1) and Canada (2), compared with 3 such cases on December 31, 2007, and 2 such cases on December 31, 2006.

In the individual cases in Finland, in which our indemnitees (our former licensees now known as Amer Sports Corporation and Amerintie 1 Oy) and another member of the industry are defendants, plaintiffs allege personal injuries as a result of smoking. All three cases were tried together before the District Court of Helsinki. Trial began on March 3, 2008, and concluded on May 30, 2008. On October 10, 2008, the District Court issued decisions in favor of defendants in all three cases. Plaintiffs have filed appeals.

In the first class action pending in Brazil, The Smoker Health Defense Association (ADESF) v. Souza Cruz, S.A. and Philip Morris Marketing, S.A., Nineteenth Lower Civil Court of the Central Courts of the Judiciary District of Sao Paulo, Brazil, filed July 25, 1995, our subsidiary and another member of the industry are defendants. The plaintiff, a consumer organization, is seeking damages for smokers and former smokers, and injunctive relief. In February 2004, the trial court found defendants liable without hearing evidence. The court did not assess moral or actual damages, which were to be assessed in a second phase of the case. The size of the class was not defined in the ruling. In April 2004, the court clarified its ruling, awarding “moral damages” of R$1,000 (approximately $420) per smoker per full year of smoking plus interest at a rate of 1% per month, as of the date of the ruling. The court did not award actual damages, which were to be assessed in the second phase of the case. The size of the class still was not estimated. Defendants appealed to the Sao Paulo Court of Appeals, and the case, including the execution of the judgment, was stayed pending appeal. On November 12, 2008, the Sao Paulo Court of Appeals annulled the ruling finding that the trial court had inappropriately ruled without hearing evidence and returned the case to the trial court for further proceedings. In addition, the defendants have filed a constitutional appeal to the Federal Supreme Court on the basis that the consumer association did not have standing to bring the lawsuit. This appeal is still pending.

In the second class action pending in Brazil, Public Prosecutor of Sao Paulo v. Philip Morris Brasil Industria e Comercio Ltda, Civil Court of the City of Sao Paulo, Brazil, filed August 6, 2007, our subsidiary is a defendant. The plaintiff, the Public Prosecutor of the State of Sao Paulo, is seeking (1) unspecified damages on behalf of all smokers nationwide, former smokers, and their relatives; (2) unspecified damages on behalf of people exposed to environmental tobacco smoke (“ETS”) nationwide, and their relatives; and (3) reimbursement of the health care costs allegedly incurred for the treatment of tobacco-related diseases by all 27 States, approximately 5,000 Municipalities, and the Federal District. In an interim ruling issued in December 2007, the trial court limited the scope of this claim to the State of Sao Paulo only. Our subsidiary was served with the claim in February 2008, and filed its answer to the complaint in March 2008. On December 12, 2008, the trial court issued a decision declaring that it lacked jurisdiction and transferred the case to the 19th Civil Court in Sao Paulo where the ADESF case is pending.

In the case in Bulgaria, Yochkolovski v. Sofia BT AD, et al., Sofia City Court, Bulgaria, filed March 12, 2008, our subsidiaries and other members of the industry are defendants. The plaintiff brought a collective claim on behalf of classes of smokers who were allegedly misled by the tar and nicotine yields printed on cigarette packs and who suffered personal injuries as a result of increasing their consumption of cigarettes, and on behalf of underaged smokers who smoked more cigarettes as a result of marketing. Plaintiff seeks damages for economic loss, pain and suffering and medical treatment as well as withdrawal from the market of all cigarettes that allegedly do not comply with the tar and nicotine labeling requirements, until such time as they do comply. The court ruled initially that the claim failed to meet certain formal requirements. Plaintiff appealed and the Court of Appeal reversed the decision and returned the case to the trial court. The trial court accepted the claim and ordered the plaintiff to proceed with service. However, on September 24, 2008, a newly appointed judge issued a ruling that again dismissed the claim, finding that it was inadmissible because the plaintiff lacked the capacity to bring the claim as a class action. On October 14, 2008, plaintiff filed an appeal against the dismissal. On November 10, 2008, the Sofia Appellate Court granted plaintiff’s second appeal, finding that the trial court had not given plaintiff the opportunity to establish his capacity to bring the claim, and returned the case to the trial court. On December 2, 2008, the trial court dismissed the claims related to youth marketing, because plaintiff is not a member of the class of youth smokers and thus cannot represent the class. The court additionally ordered the plaintiff to make more specific allegations against each defendant and provide the court with certain documentation to establish his capacity to bring the claim. Our subsidiaries have not been served with the complaint.

In the first class action pending in Canada, Cecilia Letourneau v. Imperial Tobacco Ltd., Rothmans, Benson & Hedges Inc. and JTI Macdonald Corp. Quebec Superior Court, Canada, filed in September 1998, our subsidiary and two other Canadian manufacturers are defendants. The plaintiff, an individual smoker, is seeking compensatory and unspecified punitive damages for each member of the class who is deemed “addicted” to smoking. The class was certified in 2005. Defendants’ motion to dismiss on statute-of-limitations grounds was denied on May 5, 2008. Discovery is ongoing; no trial date has been set.

In the second class action pending in Canada, Conseil Quebecois Sur Le Tabac Et La Sante and Jean-Yves Blais v. Imperial Tobacco Ltd., Rothmans, Benson & Hedges Inc. and JTI Macdonald Corp. Quebec Superior Court, Canada, filed in November 1998, our subsidiary and two other Canadian manufacturers are defendants. The plaintiff, an individual smoker, is seeking compensatory and unspecified punitive damages for each member of the class who suffers from lung, larynx or throat cancer, or emphysema. The class was certified in 2005. Discovery is ongoing; no trial date has been set.

Health Care Cost Recovery Litigation: These cases, brought by governmental and non-governmental plaintiffs, seek reimbursement of health care cost expenditures allegedly caused by tobacco products. Plaintiffs’ allegations of liability in these cases are based on various theories of recovery including unjust enrichment, negligence, negligent design, strict liability, breach of express and implied warranty, violation of a voluntary undertaking or special duty, fraud, negligent misrepresentation, conspiracy, public nuisance, defective product, failure to warn, sale of cigarettes to minors, and claims under statutes governing competition and deceptive trade practices. Plaintiffs in these cases seek various forms of relief including compensatory and other damages, and injunctive and equitable relief. Defenses raised in these cases include lack of proximate cause, remoteness of injury, failure to state a claim, adequate remedy at law, “unclean hands” (namely, that plaintiffs cannot obtain equitable relief because they participated in, and benefited from, the sale of cigarettes), and statute of limitations.

As of December 31, 2008, there were a total of 11 health care cost recovery cases pending against us, our subsidiaries and indemnitees, compared with 8 such cases on December 31, 2007, and 3 cases on December 31, 2006, as follows:

•	3 cases brought against us, our subsidiaries and our indemnitees in Canada (2) and in Israel (1); and

•	8 cases brought in Nigeria (7) and Spain (1) against our subsidiaries.

In the first health care cost recovery case pending in Canada, Her Majesty the Queen in Right of British Columbia v. Imperial Tobacco Limited, et al., Supreme Court, British Columbia, Vancouver Registry, Canada, filed January 24, 2001, we, our subsidiary, our indemnitee (PM USA), and other members of the industry are defendants. The plaintiff, the government of the province of British Columbia, brought a claim based upon legislation enacted by the province authorizing the government to file a direct action against cigarette manufacturers to recover the health care costs it has incurred, or will incur, resulting from a “tobacco related wrong.” The Supreme Court has held that the statute is constitutional. We and certain other non-Canadian defendants challenged the jurisdiction of the court. The court rejected the jurisdictional challenge and the case is in the early stages of litigation. At the request of the parties, the trial date scheduled for September 2010 has been cancelled. No new trial date has been set.

On March 13, 2008, a second health care cost recovery case was filed in Canada, Her Majesty the Queen in Right of New Brunswick v. Rothmans Inc., et al., Court of Queen’s Bench of New Brunswick, Trial Court, New Brunswick, Fredericton, Canada, in which we, our subsidiary, our indemnitees (PM USA and Altria Group, Inc.), and other members of the industry are defendants. The claim was filed by the government of the province of New Brunswick based on legislation enacted in the province. This legislation is very similar to the law introduced in British Columbia that authorizes the government to file a direct action against cigarette manufacturers to recover the health care costs it has incurred, and will incur as a result of a “tobacco related wrong.” Our subsidiary, indemnitees, and we have been served with the complaint. Preliminary motions are pending before the Court.

In the case in Israel, Kupat Holim Clalit v. Philip Morris USA, et al., Jerusalem District Court, Israel, filed September 28, 1998, we, our subsidiary, and our indemnitee (PM USA), together with other members of the industry are defendants. The plaintiff, a private health care provider, brought a claim seeking reimbursement of the cost of treating its members for alleged smoking-related illnesses for the years 1990-1998. Certain defendants filed a motion to dismiss the case. The motion was rejected, and those defendants filed a motion with the Israel Supreme Court for leave to appeal. The appeal was heard by the Supreme Court in March 2005, and the parties are awaiting the court’s decision.

In the first case in Nigeria, The Attorney General of Lagos State v. British American Tobacco (Nigeria) Limited, et al., High Court of Lagos State, Lagos, Nigeria, filed April 30, 2007, our subsidiary and other members of the industry are defendants. Plaintiff seeks reimbursement for the cost of treating alleged smoking-related diseases for the past 20 years, payment of anticipated costs of treating alleged smoking-related diseases for the next 20 years, various injunctive relief, plus punitive damages. In February 2008, our subsidiary was served with a Notice of Discontinuance. The claim was formally dismissed in March 2008. However, the plaintiff has since refiled its claim. Our subsidiary has been served with the refiled complaint. We currently conduct no business in Nigeria.

In the second case in Nigeria, The Attorney General of Kano State v. British American Tobacco (Nigeria) Limited, et al., High Court of Kano State, Kano, Nigeria, filed May 9, 2007, our subsidiary and other members of the industry are defendants. Plaintiff seeks reimbursement for the cost of treating alleged smoking-related diseases for the past 20 years, payment of anticipated costs of treating alleged smoking-related diseases for the next 20 years, various injunctive relief, plus punitive damages. The case is in the early stages of litigation, and the defendants have filed various preliminary motions upon which the court is yet to rule. Our subsidiary is contesting service.

In the third case in Nigeria, The Attorney General of Gombe State v. British American Tobacco (Nigeria) Limited, et al., High Court of Gombe State, Gombe, Nigeria, filed May 18, 2007, our subsidiary and other members of the industry are defendants. Plaintiff seeks reimbursement for the cost of treating alleged smoking-related diseases for the past 20 years, payment of anticipated costs of treating alleged smoking-related diseases for the next 20 years, various injunctive relief, plus punitive damages. On July 8, 2008, the court dismissed the case against all defendants based on the plaintiff’s failure to comply with various procedural requirements when filing and serving the claim. The plaintiff did not appeal the dismissal. However, on October 17, 2008, the plaintiff refiled its claim. Our subsidiary has not yet been served with the refiled complaint.

In the fourth case in Nigeria, The Attorney General of Oyo State, et al., v. British American Tobacco (Nigeria) Limited, et al., High Court of Oyo State, Ibadan, Nigeria, filed May 25, 2007, our subsidiary and other members of the industry are defendants. Plaintiffs seek reimbursement for the cost of treating alleged smoking-related diseases for the past 20 years, payment of anticipated costs of treating alleged smoking-related diseases for the next 20 years, various injunctive relief, plus punitive damages. The case is in the early stages of litigation, and the defendants have filed various preliminary motions upon which the court is yet to rule. Our subsidiary is contesting service.

In the fifth case in Nigeria, The Attorney General of the Federation v. British American Tobacco (Nigeria) Limited, et al., Federal High Court, Abuja, Nigeria, filed July 25, 2007, our subsidiary and other members of the industry are defendants. Plaintiff seeks reimbursement for the cost of treating alleged smoking-related diseases for the past 20 years, payment of anticipated costs of treating alleged smoking-related diseases for the next 20 years, various injunctive relief, plus punitive damages. Our subsidiary has not yet been served with the claim.

In the sixth case in Nigeria, The Attorney General of Akwa Ibom State v. British American Tobacco (Nigeria) Limited, et al., High Court of Akwa Ibom State, Uyo, Nigeria, the exact filing date is unknown at this time. Our subsidiary and other members of the industry are defendants. Plaintiff seeks reimbursement for the cost of treating alleged smoking-related diseases, payment of anticipated costs of treating alleged smoking-related diseases, various injunctive relief, plus punitive damages. Our subsidiary has not yet been served with the claim.

In the seventh case in Nigeria, The Attorney General of Ogun State v. British American Tobacco (Nigeria) Limited, et al., High Court of Ogun State, Abeokuta, Nigeria, our subsidiary and other members of the industry are defendants. Plaintiff seeks reimbursement for the cost of treating alleged smoking-related diseases for the past 20 years, payment of anticipated costs of treating alleged smoking-related diseases for the next 20 years, various injunctive relief, plus punitive damages. Our subsidiary was served with notice of the claim in December 2008.

In the series of proceedings in Spain, Junta de Andalucia, et al. v. Philip Morris Spain, et al., Court of First Instance, Madrid, Spain, the first of which was filed February 21, 2002, our subsidiary and other members of the industry were defendants. The plaintiffs sought reimbursement for the cost of treating certain of their citizens for various smoking-related illnesses. In May 2004, the first instance court dismissed the initial case, finding that the State was a necessary party to the claim, and thus, the claim must be filed in the Administrative Court. The plaintiffs appealed. In February 2006, the appellate court affirmed the lower court’s dismissal. The plaintiffs then filed notice that they intended to pursue their claim in the Administrative Court against the State. Because they were defendants in the original proceeding, our subsidiary and other members of the industry filed notices with the Administrative Court that they are interested parties in the case. On September 20, 2007, the plaintiffs filed their complaint in the Administrative Court. In November 2007, the Administrative Court dismissed the claim. The plaintiffs asked the Administrative Court to reconsider its decision dismissing the case, and that request was rejected in a ruling rendered in February 2008. Plaintiffs have filed a brief seeking leave to appeal to the Supreme Court. On June 10, 2008, our subsidiary filed a brief of appearance before the Supreme Court giving notice that it is an interested party in the appeal proceedings initiated by the plaintiffs. Plaintiffs have filed a second claim in the Administrative Court against the Ministry of Economy. This second claim seeks the same relief as the original claim, but relies on a different procedural posture. The Administrative Court has recognized our subsidiary as a party.

Lights Cases: These cases, brought by individual plaintiffs, or on behalf of a class of individual plaintiffs, allege that the use of the term “lights” constitutes fraudulent and misleading conduct. Plaintiffs’ allegations of liability in these cases are based on various theories of recovery including misrepresentation, deception, and breach of consumer protection laws. Plaintiffs seek various forms of relief including restitution, and compensatory and other damages. Defenses raised include lack of causation, lack of reliance, assumption of the risk, and statute of limitations.

As of December 31, 2008, there were a number of lights cases pending against our subsidiaries and indemnitees, as follows:

•	3 cases brought on behalf of various classes of individual plaintiffs (some overlapping) in Israel, compared with 2 such cases on December 31, 2007 and December 31, 2006;

•

2,010 cases brought by individuals against our subsidiaries in the equivalent of small claims courts in Italy where the maximum damages claimed are approximately one thousand Euros per case, compared with 2,026 such cases on December 31, 2007, and 23 cases on December 31, 2006.

In one class action pending in Israel, El-Roy, et al. v. Philip Morris Incorporated, et al., District Court of Tel-Aviv/Jaffa, Israel, filed January 18, 2004, our subsidiary and our indemnitees (PM USA and our former importer Menache H. Eliachar Ltd.) are defendants. The plaintiffs filed a purported class action claiming that the class members were misled by the descriptor “lights” into believing that Lights cigarettes are safer than full flavor cigarettes. The claim seeks recovery of the purchase price of Lights cigarettes and compensation for distress for each class member. Hearings took place in November 2008 regarding whether the case meets the legal requirements necessary to allow it to proceed as a class action. The parties will now file final briefs on class certification.

The claims in a second class action pending in Israel, Navon, et al. v. Philip Morris Products USA, et al., District Court of Tel-Aviv/Jaffa, Israel, filed December 5, 2004, against our indemnitee (our distributor M.H. Eliashar Distribution Ltd.) and other members of the industry are similar to those in El-Roy, and the case is currently stayed pending a ruling on class certification in El-Roy.

In the third class action pending in Israel, Numberg, et al. v. Philip Morris Products S.A., et al., District Court of Tel Aviv/Jaffa, Israel, filed May 19, 2008, our subsidiaries and our indemnitee (our distributor M.H. Eliashar Distribution Ltd.) and other members of the industry are defendants. The plaintiffs filed a purported class action claiming that the class members were misled by pack colors, terms such as “slims” or “super slims” or “blue”, and text describing tar and nicotine yields. Plaintiffs allege that these pack features misled consumers to believe that the cigarettes are safer than full flavor cigarettes. Plaintiffs seek recovery of the price of the brands at issue that were purchased from December 31, 2004 to the date of filing of the claim. They also seek compensation for mental anguish and punitive damages. Our subsidiaries Philip Morris Ltd. and Philip Morris Products S.A., and our indemnitee M.H. Eliashar Distribution Ltd., have been served with the claim.

Public Civil Actions: Claims have been filed either by an individual, or a public or private entity, seeking to protect collective or individual rights, such as the right to health, the right to information or the right to safety. Plaintiffs’ allegations of liability in these cases are based on various theories of recovery including product defect, concealment, and misrepresentation. Plaintiffs in these cases seek various forms of relief including injunctive relief such as banning cigarettes, descriptors, smoking in certain places and advertising, as well as implementing communication campaigns and reimbursement of medical expenses incurred by public or private institutions.

As of December 31, 2008, there were 11 public civil actions pending against our subsidiaries in Argentina (1), Brazil (3), and Colombia (7), compared with 9 such cases on December 31, 2007, and 5 such cases on December 31, 2006.

In the public civil action in Argentina, Asociación Argentina de Derecho de Danos v. Massalin Particulares S.A., et al., Civil Court of Buenos Aires, Argentina, filed February 26, 2007, our subsidiary and another member of the industry are defendants. The plaintiff, a consumer association, seeks the establishment of a relief fund for reimbursement of medical costs associated with diseases allegedly caused by smoking. Our subsidiary filed its answer to the complaint in September 2007.

In the first public civil action in Brazil, Osorio v. Philip Morris Brasil Industria e Comercio Ltda., et al., Federal Court of Sao Paulo, Brazil, filed September 2003, our subsidiary, another member of the industry and various government entities are defendants. The plaintiff seeks a ban on the production and sale of cigarettes on the grounds that they are harmful to health and cause the government to spend money on health care. Plaintiff alleges that smoking violates the Brazilian constitutional right to health, that smokers have no free will because they are addicted, and that ETS is harmful. Plaintiff seeks the suspension of the defendants’ licenses to manufacture cigarettes, the revocation of any import licenses for tobacco-related products, the collection of all tobacco-containing products from the market, and a daily fine amounting to R$1 million (approximately $420,000) for any violation of the injunction order. Our subsidiary filed its answer to the complaint in June 2004.

In the second public civil action in Brazil, Associacao dos Consumidores Explorados do Distrito Federal v. Sampoerna Tabacos America Latina Ltda., State Trial Court of Brasilia, Brazil, filed April 14, 2006, our subsidiary is a defendant. The plaintiff, a consumer association, seeks a ban on the production and sale of cigarettes on the grounds that they are harmful to health. Plaintiff’s complaint also requests that a fine amounting to R$1 million (approximately $420,000) per day be imposed should the ban be granted and defendant continue to produce or sell cigarettes. Our subsidiary filed a response to the complaint in June 2006. The trial court dismissed the case in November 2007. Plaintiff appealed. On November 12, 2008, the appellate court affirmed the trial court’s dismissal. Plaintiff has filed a further appeal.

In the third public civil action pending in Brazil, The Brazilian Association for the Defense of Consumer Health (SAUDECON) v. Philip Morris Brasil Industria e Comercio Ltd and Souza Cruz S.A., Civil Court of City of Porto Alegre, Brazil, filed November 3, 2008, our subsidiary is a defendant. The plaintiff, a consumer organization, is asking the court to establish a fund that will be used to provide treatment to smokers who claim to be addicted and who do not otherwise have access to smoking cessation treatment, for a minimum of two years. Plaintiff requests that each defendant’s liability be determined according to its market share. Our subsidiary was served with the complaint on December 3, 2008.

In the first public civil action in Colombia, Garrido v. Philip Morris Colombia S.A., Civil Court of Bogotá, Colombia, filed August 28, 2006, against one of our subsidiaries, the plaintiff seeks various forms of injunctive relief, including the ban of the use of “lights” descriptors, and requests that defendant be ordered to finance a national campaign against smoking. Our subsidiary filed its answer in April 2007.

In the second public civil action in Colombia, Garrido v. Coltabaco (Garrido II), Civil Court of Bogotá, Colombia, filed October 27, 2006, against another of our subsidiaries, the plaintiff’s claims are identical to those in Garrido, above. Our subsidiary filed its answer in April 2007.

In the third public civil action in Colombia, Morales v. Philip Morris Colombia S.A. and Colombian Government, Administrative Court of Bogotá, Colombia, filed February 12, 2007, against one of our subsidiaries and a government entity, the plaintiff alleges violations of the collective right to a healthy environment, public health rights, and the rights of consumers, and that the government failed to protect those rights. Plaintiff seeks various monetary damages and other relief, including a ban on descriptors and a ban on cigarette advertising. Our subsidiary filed its answer to the complaint in March 2007.

In the fourth public civil action in Colombia, Morales, et al. v. Coltabaco (Morales II), Civil Court of Bogotá, Colombia, filed February 5, 2008, against another of our subsidiaries, the plaintiffs allege misleading advertising, product defect, failure to inform, and the targeting of minors in advertising and marketing. Plaintiffs seek various monetary relief including a percentage of the costs incurred by the state each year for treating tobacco-related illnesses to be paid to the Ministry of Social Protection (from the date of incorporation of Coltabaco). After this initial payment, plaintiffs seek a fixed annual contribution to the government of $50 million. Plaintiffs also request that a statutory incentive award be paid to them for filing the claim. Our subsidiary filed its answer in July 2008.

In the fifth public civil action in Colombia, Morales, et al. v. Productora Tabacalera de Colombia S.A. (Protabaco), et al., (Morales III), Administrative Court of Bogotá, Colombia, filed December 19, 2007, against both of our subsidiaries, other members of the industry, and various government entities, the plaintiffs’ claims are identical to those in Morales II, above. Our subsidiaries filed their answers in August 2008.

In the sixth public civil action in Colombia, Guzman v. Coltabaco, et al., Administrative Court of Bogotá, Colombia, filed May 8, 2007, our subsidiary, another member of the industry, and various government entities are defendants. The plaintiff is seeking economic restitution to the country, an increase in sales tax for cigarettes, as well as various forms of injunctive relief. Our subsidiary filed its answer in June 2007.

In the seventh public civil action in Colombia, Roche v. Philip Morris Colombia S.A., Civil Court of Bogotá, Colombia, filed November 14, 2008, our subsidiary is a defendant. Plaintiff alleges violations of the collective right to health because the defendant failed to include information about ingredients and their toxicity on cigarette packs. Plaintiff asks the court to order our subsidiary to immediately cease manufacture and/or distribution of cigarettes until information on ingredients and toxicity is included on packs. Our subsidiary was served with the claim on December 18, 2008.

In the public civil action in Turkey, Consumer Awareness Enhancement Association v. TEKEL, et al., Istanbul Consumer Court, Istanbul, Turkey, filed March 23, 2007, our subsidiary and another member of the industry are defendants. The plaintiff, a consumer association, argues that cigarette manufacturers and importers should be banned from providing cigarettes to Turkish consumers. Our subsidiary filed its answer in June 2007. The trial court dismissed the case in October 2007. Plaintiff appealed. In October 2008, the appellate court affirmed the trial court’s dismissal. Plaintiff did not appeal further and the case is now terminated. Therefore, this case is not included in the above pending case count and will not be reported in the future.

Other Litigation: Other litigation includes an antitrust suit and various tax cases:

•	Antitrust: 1 case brought on behalf of a class of individual plaintiffs in the state of Kansas in the United States against us and other members of the industry alleging price-fixing; and

•

Tax: In Brazil, there are 91 tax cases involving Philip Morris Brasil S.A. relating to the payment of state tax on the sale and transfer of goods and services, federal social contributions, excise, social security and income tax, and other matters. Thirty-one of these cases are under administrative review by the relevant fiscal authorities and 60 are under judicial review by the courts.

In the antitrust class action in Kansas, Smith v. Philip Morris Companies, Inc., et al., District Court of Seward County, Kansas, filed February 7, 2000, we and other members of the industry are defendants. The plaintiff asserts that the defendant cigarette companies engaged in an international conspiracy to fix wholesale prices of cigarettes and sought certification of a class comprised of all persons in Kansas who were indirect purchasers of cigarettes from the defendants. The plaintiff claims unspecified economic damages resulting from the alleged price-fixing, trebling of those damages under the Kansas price-fixing statute and counsel fees. The trial court granted plaintiff’s motion for class certification and refused to permit the defendants to appeal. The case is now in the discovery phase, and no trial date has yet been set.

Third-Party Guarantees

At December 31, 2008, PMI’s third-party guarantees, which are primarily related to excise taxes, were $49 million, of which $44 million have no specific expiration dates. The remainder expires through 2012, with no guarantees expiring during 2009. PMI is required to perform under these guarantees in the event that a third party fails to make contractual payments. PMI does not have a liability on its consolidated balance sheet at December 31, 2008, as the fair value of these guarantees is insignificant due to the fact that the probability of future payments under these guarantees is remote.

Under the terms of the Distribution Agreement between Altria and PMI, liabilities concerning tobacco products will be allocated based in substantial part on the manufacturer. PMI will indemnify Altria Group, Inc. and PM USA for liabilities related to tobacco products manufactured by PMI or contract manufactured for PMI by PM USA, and PM USA will indemnify PMI for liabilities related to tobacco products manufactured by PM USA, excluding tobacco products contract manufactured for PMI. PMI does not have a liability recorded on its balance sheet at December 31, 2008, as the fair value of this indemnification is insignificant since the probability of future payments under this indemnification is remote.

Note 19. Quarterly Financial Data (Unaudited):

	2008 Quarters
	1st	2nd	3rd	4th
	(in millions, except per share data)

Net revenues	$14,354	$16,703	$17,365	$15,218

Gross profit	$3,740	$4,247	$4,472	$3,918

Net earnings	$1,673	$1,692	$2,080	$1,445

Per share data:

Basic EPS	$0.79	$0.81	$1.01	$0.72

Diluted EPS	$0.79	$0.80	$1.01	$0.71

Dividends declared to public shareholders	$-	$0.46	$0.54	$0.54

Market price:
- High	$54.70	$53.95	$56.26	$51.95

- Low	$50.00	$47.43	$46.80	$33.30

The first quarter 2008 market price information in the table above reflects the market prices for PMI stock on March 31, 2008, which was the first publicly-traded day subsequent to the Distribution Date.

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

	2007 Quarters
	1st	2nd	3rd	4th
	(in millions, except per share data)

Net revenues	$12,170	$13,948	$14,232	$14,893

Gross profit	$3,158	$3,591	$3,687	$3,663

Net earnings	$1,263	$1,483	$1,725	$1,567

Per share data:

Basic EPS	$0.60	$0.70	$0.82	$0.74

Diluted EPS	$0.60	$0.70	$0.82	$0.74

For the 2007 quarters, basic and diluted EPS are calculated based on the number of shares distributed by Altria on the Distribution Date.

As discussed in Note 1. Background and Basis of Presentation, results have been revised to reflect the movement of certain subsidiaries to a December 31 closing date.

During 2008 and 2007, PMI recorded the following pre-tax charges or (gains) in net earnings:

	2008 Quarters
	1st	2nd	3rd	4th
	(in millions)

Asset impairment and exit costs	$23	$48	$13	$-
Equity loss from RBH legal settlement	-	124	-	-

	$23	$172	$13	$-

	2007 Quarters
	1st	2nd	3rd	4th
	(in millions)

Asset impairment and exit costs	$62	$76	$15	$55
Gain on sale of leasing business	-	-	-	(52)

	$62	$76	$15	$3

As discussed in Note 10. Income Taxes, PMI has recognized income tax benefits and charges in the consolidated statements of earnings during 2008 and 2007 as a result of various tax events.